As filed on – October 12, 2012, Commission File Number 333-132165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

 AMENDMENT NO. 13

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Unique Underwriters, Inc.

(Exact name of Registration as specified in its Charter)

Texas	6361	27-0631947
(State of Incorporation or Organization or Other Jurisdiction)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

UNIQUE UNDERWRITERS, INC.

5650 Colleyville Blvd,

Colleyville, Texas 76034

817-281-3200

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive Offices)

Copies to:

McMullen Associates LLC, Attorneys at Law

10701 McMullen Creek Parkway,

Charlotte, NC 28226 USA

Tel. No. 704.541.2649

Toll Free: 800.251.1525

Fax No. 704.541.4751

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Approximate date of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.¨

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.¨

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “small reporting company”:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value per share	12,460,612	$0.15	$ 1,869,091	$ 178.69

1)	In the event of a stock split, stock dividend or similar transaction involving our shares of common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by us arbitrarily based on the price shares were sold to the selling security holders in private placement transactions plus an increase due to the fact that the shares are being registered and will be liquid. The selling shareholders may sell shares of our common stock at a fixed price of $0.15 per share until our shares are quoted on the OTC Bulletin Board (OTCBB) and thereafter at prevailing market prices or privately negotiated prices. The Company has filed the application Form 211 with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, through Spartan Securities Group, LTD 100 2nd Avenue South, 300N St Petersburg, Florida 33701 and FINRA has responded by only asking for S-1 effective date. There can be no assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. We will not receive proceeds from the sale of shares from the selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion October 12, 2012

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PRELIMINARY PROSPECTUS

12,460,612 SHARES

COMMON STOCK

UNIQUE UNDERWRITERS, INC.

The prospectus’ relate to the resale by certain selling security holders of Unique Underwriters, Inc. of up to 12,460,612 shares of our common stock in connection with the resale of up to 12,460,612 shares of common stock issued and outstanding; and upon the effectiveness of this prospectus, the selling security holders will sell at a price per share of $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Each of the selling stockholders may be deemed to be an "underwriter"; as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. As of October 12, 2012, we had 77,460,612 shares of common stock that have been issued and outstanding. Our common stock is not traded on any exchange or in the over-the-counter market. After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority for our common stock to eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders will be offering our shares of common stock at a fixed price of $0.15 per common share. The company has filed the application Form 211 with Spartan Securities Group, LTD 100 2nd Avenue South, 300N St Petersburg, Florida 33701 and FINRA has responded by only asking for S-1 effective date.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus October 12, 2012

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The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the Financial Statements and the Notes to the Financial Statements.

About Unique Underwriters, Inc.

Unique Underwriters, Inc. (the “Company”, “we”, “us”, “our” or UUI”) was incorporated in the State of Texas on July 28, 2009. We are a national, independent, insurance sales and marketing company specializing in mortgage protection insurance, final expense insurance policies, annuities and all aspects of life insurance sales.

After its inception, on July 28, 2009, Unique Underwriters, Inc. spent the next 10 months of business as a development stage company, and in June 2010, UUI began generating revenues through commissions from insurance policies sold by our growing base of independent agents and selling leads and membership packages to the independent agents, however, has not yet made a profit. We are now a growth stage company, and as such, UUI has a limited history of operations.

We currently have 10 full-time employees and 4,000 registered independent agents of which 606 are active. An active agent is defined by UUI as having sold insurance policies during the past six (6) months. The insurance carriers that UUI represents consider agents active until such time as the carrier terminates their independent agreement with the agent. We want to obtain additional financing to expedite the growth process. We plan to raise the capital necessary to fund our business through the sale of equity securities. We are currently principally engaged in the recruitment of independent agents who sell term, universal life, and whole life insurance policies, none of which are originated by Unique Underwriters or sold directly by Unique Underwriters, Inc.

Our agents are independent contractors, who are contractually obligated to sell insurance policies for UUI under an agency agreement. The agency agreement is executed by and between UUI and the independent agent upon the commencement of the relationship, and hence are not employees of UUI. Recruiting of independent agents is accomplished through advertisements on websites such as Career Builder, Monster, Craigslist, Facebook, and utilizing direct email, direct mail, and regional opportunity meetings. Each independent agent may recruit sub-agents to build their agency’s business. This type of recruiting is normally accomplished through personal acquaintances and referrals. The approximate annual turnover in agents equates to 10%. Turnover is caused by a variety of reasons including but not limited to sluggish economy, relocation, inability to sell, inability to recruit sub-agents, insufficient leads in a geographic region and competitive offers from similar independent marketing organizations.

UUI generates revenue from three (3) sources: commissions from insurance carriers as a result of policies sold by our network of independent agents, renting leads to our network of independent agents, and the sales of annual membership packages to our agents that provide various levels of access to leads, training, personalized website, mentoring, customer support, company events and conventions, as well as health plan benefits.

Commission agreements with the insurance carriers ensure that UUI shares in the commission on each policy sold by an independent, direct agent or a sub-agent. Commission overrides received from the sales of insurance policies represent 70% of UUI total revenue for the year ended on June 30, 2012.

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Leads are crucial to the success of the agent. To maintain its competitive edge, UUI has established agreements to rent leads for its agent network from Senior Advisor Services (“SAS”) for final expense insurance leads and Equita Mortgage Group (“Equita”) for mortgage protection insurance leads. The information acquired from these sources is used to create direct mail campaigns with a return response card. Leads may be rented multiple times at decreasing rates due to the lead’s age and number of times it has been rented. Lead rental revenue from agents represents 29% of UUI total revenue for the year ended on June 30, 2012 and the remaining 1% is composed of membership fees, conventions, merchandise, etc.

As an agent for Equita, UUI is entitled to unitize the leads database technology from Equita. Mr. Wolfe, the former President and Chief Marketing Officer of Equita, receives no financial benefit from the purchase of these leads, nor does UUI receive a discounted price based on his previous relationship with Equita. Mr. Wolfe does not have an equity ownership in Equita.

The campaigns are outsourced to America’s Recommended Mailers Inc. (“ARM”). UUI has an agreement with ARM to print and mail from their facility. Completed response cards are uploaded into a leads database for rental by the network of agents.

Membership Plans were introduced in June of 2011 as a method of retaining agents and providing additional mentoring, training, healthcare, and web services at a reasonable cost for the agent. Currently there are five (5) levels of membership are available: basic, executive, entrepreneur, partner and founder. To date, 156 memberships have been sold representing about 1% of current total revenue  for the year ended June 30, 2012.

On April 5, 2012, President Obama signed into law the Jumpstart Our Business Startups Act (the “JOBS Act”). Title I of the JOBS Act creates a new category of issuer under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) designated as an “emerging growth company.” An “emerging growth company” is defined for purposes of the Securities Act and the Exchange Act as an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

·	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

·	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i. e., an auditor discussion and analysis);

·	provide proxy statement disclosure and submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “golden parachute compensation arrangements ;”

·	present more than two years of audited financial statements, selected financial data or management’s discussion and analysis (MD&A) in a registration statement for an initial public offering (rather than the usual three years of financial statements and MD&A and five years of selected financial data);

·	present selected financial data and MD&A in Exchange Act periodic reports for any period prior to the earliest audited period presented in connection with the issuer’s first registration statement that became effective under the Securities Act or Exchange Act; and

·	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to companies that comply with public company effective dates. Furthermore, we do not have any written materials to provide in reliance on Section 5(d) of the Securities Act to potential investors that are qualified institutional buyers or institutional accredited investors nor do we have any research reports about the Company that are published or distributed in reliance upon section 2(a)(3) of the Securities Act added by Section 105(a) of the JOBS Act by any broker or dealer that is participating or will participate in this offering.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act., which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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Products

The products described below are the primary commissionable insurance products that UUI agents market and offer. These products are underwritten by various third party insurance underwriters and UUI is not currently developing its own in-house products. The percentages mentioned below are intended to indicate the approximate portion of insurance commission-related revenues being generated by each of the products

UUI agents sell mortgage protection insurance in the form of term, universal life or whole life policies, which comprises the majority ( 79%  ) of our total revenues for the year ended June 30, 2012 from insurance policy sales. These are forms of life insurance that will cover the cost of the policyholder’s mortgage in the event of policyholder’s death. Life insurance can be used for a variety of purposes, such as: providing for a spouse and children, paying off a mortgage and other debts, transferring wealth or business interests, accumulating cash on a tax advantaged basis, achieving estate tax liquidity, saving money for college expenses or retirement or other life events. Disability Insurance pays the insured a monthly benefit if the policyholder becomes disabled, as a result of an accident or disease, and cannot perform the duties of their own job.

Final expense insurance, approximately 20%  of total revenue from insurance commissions for the year ended June 30, 2012, is an insurance policy that pays for funeral-related expenses and burial when the named insured dies. It is no different than a traditional life insurance policy with a smaller monetary value.

Annuities, approximately 1%  of total revenue from insurance commissions for the year ended June 30, 2012, provide tax-deferred growth, liquidity, and income options, plus a death benefit that may bypass the costs and delays of probate. UUI offers an array of annuity products including fixed indexed annuities that are based on the performance of an Index.

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THE OFFERING

Securities being offered:	12,460,612 shares of Common Stock, par value $0.001 by selling stockholders.

Initial Offering Price:	$0.15

Terms of the Offering:	The Selling Stockholders will determine when and how they will sell the Common Stock offered in this prospectus.

Termination of the Offering:	The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) two years or (iii) such time as all of the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds:	We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering.

Risk Factors:	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

The Use of Proceeds

The Company will not receive any proceeds from the sale of the shares by the selling security holder. All proceeds from the sale of the shares offered hereby will be for the account of the selling security holder, as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution."

We are registering a total of 12,460,612 shares for selling security holders’ common stock under the investment agreement. All of the proceeds from the sale of the shares of common stock offered herein will be received by the selling security holder.

With the exception of any brokerage fees and commission which are the obligation of the selling security holder, we are responsible for the fees, costs and expenses of this offering which are estimated to be $120,000 inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

RISK FACTORS

There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our Common Stock could decline and investors could lose all or part of their investment.

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Risks Related to the Company’s Business and Industry

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS.

IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED. THE TRADING PRICE OF OUR SHARES OF COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE SECURITIES WE ARE OFFERING THROUGH THIS PROSPECTUS ARE SPECULATIVE BY NATURE AND INVOLVE AN EXTREMELY HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE FOLLOWING RISK FACTORS COULD CAUSE OUR ACTUAL FUTURE OPERATING RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED ON BEHALF OF US. IN ASSESSING THESE RISKS, WE SUGGEST THAT YOU ALSO REFER TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

Risks related to the Company’s Business and this Offering

THE COMPANY HAS LIMITED OPERATING HISTORY UPON WHICH WE EVALUATE OUR BUSINESS AND PROSPECTS. WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO GROW OUR BUSINESS AND TO EARN INCREASED REVENUES. WE HAD ACCUMULATED DEFICIT OF $11,309,111 AS OF JUNE 30, 2012, AND HAD NET LOSSES OF $624,724 and $10,552,771 FOR THE YEARS ENDED JUNE 30, 2012 AND 2011, RESPECTIVELY. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

We have a limited history of operations and we may not be successful in our efforts to grow our business and to earn revenues. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies providing services to a rapidly evolving market such as educational and digital materials. As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause net losses in a given period to be greater than expected. An investment in our securities represents significant risk and you may lose all or part your entire investment.

OUR OPERATING RESULTS WILL BE VOLATILE AND DIFFICULT TO PREDICT, WHICH MAY CAUSE A SIGNIFICANT DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK.

Management expects both quarterly and annual operating results to fluctuate significantly in the future because the operating results will be volatile and difficult to predict. If this occurs, the trading price of our common stock may decline significantly.

A number of factors will cause gross margins to fluctuate in future periods. Factors that may harm our business or cause our operating results to fluctuate include the following: the inability to obtain new customers at reasonable cost; the ability of competitors to offer new or enhanced services or products; price competition; the failure to develop marketing relationships with key business partners; increases in our marketing and advertising costs; increased labor costs that can affect demand for educational materials; the amount and timing of operating costs and capital expenditures relating to expansion of operations; a change to or changes to government regulations; a general economic slowdown. Any change in one or more of these factors could reduce our ability to earn and grow revenue in future periods.

WE ARE HEAVILY RELIANT ON OUR RECRUITMENT OF INDEPENDENT AGENTS BOTH TO MARKET THE INSURANCE PRODUCTS AND TO PURCHASE LEADS FROM US. THE LOSS OF OUR INDEPENDENT AGENTS COULD HAVE SIGNIFICANT MATERIAL ADVERSE EFFECT ON THE COMPANY.

We rely completely on our recruitment of independent agents both to market the insurance products that we have contracted with third party carriers to sell and to purchase leads from us. The percentage of revenue earned by the sale of insurance products by our agents is equal to 70% of our total revenue for the year ended June 30, 2012. The percentage of revenue earned by the renting of our leads is equal to 29% of our total revenue for the year ended June 30, 2012 and the remaining 1% is composed of membership fees, conventions, merchandise, etc.  The renting of leads and sale of insurance products from these independent agents represents a majority of our revenues and a significant decrease in these revenues would be materially adverse to us.

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WE HAVE INCURRED LOSSES FROM OPERATIONS AND LIMITED CASH, WHICH RAISES SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern. The Company’s independent registered accounting firm has express substantial doubt in its report about our ability to continue as a going concern. If adequate funds are not available, we may be required to curtail operations or to obtain funds by entering into collaboration agreements on unattractive terms. As of June 30, 2012, we had accumulated deficit of $11,309,111, and had net losses of $624,724 and $10,552,771 for the years ended June 30, 2012 and 2011, respectively. We currently have neither sufficient cash for continued business operations, nor have sufficient capital on hand to meet our working capital requirements for the next twelve months.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate additional sales. The Company’s continued existence is dependent upon its ability to resolve liquidity. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties

Risks Associated with Management and Control Persons

THE COMPANY IS GOVERNED BY MR. SAMUEL WOLFE, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR, AND MR. RALPH SIMPSON, CHIEF OPERATING OFFICER, CHAIRMAN, FOUNDER AND DIRECTOR, AND, AS SUCH, THERE MAY BE SIGNIFICANT RISK TO THE COMPANY FROM A CORPORATE GOVERNANCE PERSPECTIVE.

Mr. Samuel Wolfe, the Chief Executive Officer, President and Director, and Mr. Ralph Simpson, the Chief Operating Officer, Chairman, Founder and Director, make all major strategic and operating decisions, such as the approval of related party transactions, the compensation of Executive Officers, and the oversight of the accounting function. There will be no segregation of executive duties and there may not be effective disclosure and accounting controls to comply with applicable laws and regulations, which could result in fines, penalties and assessments against us. Accordingly, the inherent controls that arise from the segregation of executive duties may not prevail. In addition, Mr. Samuel Wolfe and Mr. Ralph Simpson will exercise full control over all matters that typically require the approval of a Board of Directors. Mr. Wolfe and Mr. Simpson are not subject to the review and approval of a Board of Directors and, as such, there may be a significant risk to the Company Mr. Wolfe and Mr. Simpson exercises control over all matters requiring shareholder approval including the election of directors and the approval of significant corporate transactions. We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against the transactions implemented by Mr. Wolfe and Mr. Simpson.

THE COMPANY IS HEAVILY RELIANT ON MR. SAMUEL WOLFE, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR, AND MR. RALPH SIMPSON, CHIEF OPERATING OFFICER, CHAIRMAN, FOUNDER AND DIRECTOR, AND, AS SUCH, THE LOSS OF THEIR SERVICES COULD HAVE SIGNIFICANT MATERIAL ADVERSE EFFECT ON THE COMPANY.

The Company is heavily dependent on the efforts of Mr. Samuel Wolfe, Chief Executive Officer, President and Director, and Mr. Ralph Simpson, Chief Operating Officer, Chairman, Founder and Director. The loss of their services could have a material adverse effect on the Company. The Company currently does not maintain key man life insurance on either individual. Both Mr. Wolfe and Mr. Simpson have experience and past expertise in the insurance industry. There can be no assurance that a suitable replacement could be found for either, or both, individuals upon retirement, resignation, inability to act on our behalf, or death.

Risks related to the Industry

THE INSURANCE INDUSTRY IS HIGHLY COMPETITIVE AND IS CHARACTERIZED BY LOW GROSS PROFIT MARGINS AND FIXED COSTS, A MINOR SHORTFALL FROM EXPECTED REVENUE COULD AFFECT THE DEMAND FOR OUR INSURANCE PRODUCTS, HAVE A SIGNIFICANT IMPACT ON OUR ABILITY TO GENERATE REVENUE, AND POSSIBLY CAUSE OUR BUSINESS TO FAIL.

The insurance industry is highly competitive and is characterized by a large number of competitors ranging from small to large companies with substantial resources. Many of our potential competitors have substantially larger customer bases, greater name recognition, greater reputation, and significantly greater financial and marketing resources than UUI. In the future, aggressive marketing tactics implemented by our competitors could impact our limited financial resources and adversely affect our ability to compete in these markets.

We feel that our current and anticipated principal competitors are the following: AmeriLife, BayPlanning, Inc., EPIC Life Insurance Company, Consolidated Underwriters, Inc., ABL Insurance Services, Inc., National Agents Alliance, Insurance Wholesalers, as well as Life & Annuity Masters and Educator Group Plans, Insurance Services Inc. d/b/a Equita Mortgage Group. Price competition exists in the insurance business. Price decreases within the industry could adversely affect our operations. There are many insurance companies. Deeply discounted prices by a competitor could result in lower revenues for the entire industry, negatively affecting demand for our insurance products. A shortfall from expected revenue levels would have a significant impact on our potential to generate revenue and possibly cause our business to fail.

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THE COMPANY IS CURRENTLY CONTRACTED WITH A COMPETITOR TO UTILIZE THE COMPETITOR’S DESIGNATED CARRIER NETWORK, LEAD GENERATION AND OPERATIONAL TECHNOLOGY, WHICH COULD HAVE A SIGNFICANT MATERIAL ADVERSE EFFECT ON THE COMPANY SHOULD THERE BE A TERMINATION OF AN AGREEMENT AND THE COMPANY DERIVED 56 PERCENT OF ITS TOTAL REVENUES FOR THE YEAR ENDED JUNE 30, 2012 THROUGH ITS RELATIONSHIP WITH SAID COMPETITOR, EDUCATOR GROUP PLANS D/B/A EQUITA MORTGAGE GROUP AND SENIOR ADVISOR SERVICES, INC. WE ARE CURRENTLY DEPENDENT UPON THIS RELATIONSHIP FOR MOST OF OUR PRODUCT OFFERINGS .

The Company is an independent contractor and agent of Educator Group Plans d/b/a Equita Mortgage Group and Senior Advisor Services Inc (collectively sometimes referred to herein as “Equita”); however, we have only one direct carrier relationship and that carrier is Monumental Life and all of our other carrier relationships derive from our agreement with our competitor, Equita, and we are contractually able to offer those products only while representing ourselves as an agent of Equita. Equita is paid an override commission from the contracted carriers on all business submitted by the Company which ranges from 10-15%, and as such, is entitled to leverage the expanded network of insurance carriers and underwriters for its array of product offerings and lead technology for generation of new business. The contract spans a 12 month period renewing each year on June 4th, provided that UUI continues to generate a minimum of $3,000,000 paid annual premium during each 12 month period. The contract may be terminated by Equita for non-performance, breach, suspension or revocation of insurance license, or fraud or by either party with a 30 day written notice. Under the terms of the contract, UUI is prohibited from recruiting Equita’s agents, representatives, the officers, directors or employees of Equita, nor induce policy holders or product holders to discontinue payment of premiums or cancel, surrender, relinquish or otherwise cause termination of a policy, annuity or other Product with the designated carriers of Equita. These prohibitions apply during each term and for a period following any termination of the contract. With the exception that, upon termination of the agreement, Equita grants an automatic release allowing UUI to contract directly with the Designated Carries, subject to the carrier requirements; provided that all debts due by UUI and its agents to Equita or the carriers have been paid in full. If UUI contracts directly with the designated carriers in the Equita network, Equita may still be entitled to an override commission on all post-termination production. Since there is a thirty-day termination notice, the risk, therefore, would depend on the state of business relations between our company and these entities at any given point in time. Since the date of execution of this agreement, the relationship between our company and these entities has been mutually profitable, and we know of no circumstances which would lead us to believe that these business relationships may be ending at any point in the foreseeable future. We believe, therefore, based upon the mutually profitable relationship that has existed between this company and these entities, that there is no immediate substantial risk of the severance of these business relationships.

REGULATORY CHANGES COULD HAVE SIGNIFICANT MATERIAL ADVERSE EFFECTS ON THE COMPANY.

The insurance industry is heavily regulated. With changing economic and political environments regulations governing the insurance industry can change drastically. Regulatory changes could significantly impact our industry and cause significant material adverse effects on the company.

We are regulated under the Texas Insurance Department to be in full compliance with all laws and regulations. Should the insurance department change their acceptance of a particular carrier in one of our states in which our agents operate it could limit their production. However, they would be able to work in another state that was available as long as they obtained the necessary nonresident license. We current have active Life, Accident, and Health insurance licenses.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

On April 5, 2012, President Obama signed into law the Jumpstart Our Business Startups Act (the “JOBS Act”). Title I of the JOBS Act creates a new category of issuer under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) designated as an “emerging growth company.” An “emerging growth company” is defined for purposes of the Securities Act and the Exchange Act as an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

·	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

·	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

·	provide proxy statement disclosure and submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “golden parachute compensation arrangements ;”

·	present more than two years of audited financial statements, selected financial data or management’s discussion and analysis (MD&A) in a registration statement for an initial public offering (rather than the usual three years of financial statements and MD&A and five years of selected financial data);

·	present selected financial data and MD&A in Exchange Act periodic reports for any period prior to the earliest audited period presented in connection with the issuer’s first registration statement that became effective under the Securities Act or Exchange Act; and

·	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

(11)

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act., which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Furthermore, we do not have any written materials to provide in reliance on Section 5(d) of the Securities Act to potential investors that are qualified institutional buyers or institutional accredited investors nor do we have any research reports about the Company that are published or distributed in reliance upon section 2(a)(3) of the Securities Act added by Section 105(a) of the JOBS Act by any broker or dealer that is participating or will participate in this offering .

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT SEASONAL AND CYCLICAL RISK AND YOU MAY LOSE ALL OR PART OF YOUR ENTIRE INVESTMENT.

The Company did not start realizing true revenue generating until the last month of our first fiscal year. The material risk is in the cyclical housing market itself as more houses are typically sold from April to October time frame, thus resulting in a greater need for mortgage protection insurance during that time period.

Risks related to the Ownership of the Company’s Securities and Risks related to this Offering

THE SALE OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE. THIS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS, IF INVESTORS ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

A sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of our common stock under this offering could make it more difficult for us to sell equity securities in the future at a time and at a price that we might not otherwise want to affect sales.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL. THESE FACTORS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS IF INVESTORS ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

The trading price of our common stock is subject to significant fluctuations due to a number of factors, including:

* The status as a growth company with a limited operating history

* General and industry-specific economic conditions

* Actual or anticipated fluctuations in our operating results

* Our capital commitments

* The loss of any of our key management personnel

The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE THE RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK.

To date, the Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. Payment of future dividends will depend on earnings and the capital requirements of the Company, and the Company’s debt facilities and other factors considered appropriate by the Company. We cannot guarantee that we will, at any time, generate sufficient profits or surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

The company intends to raise additional capital to fund the growth of our business. We plan raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holder of our common stock. The issuance of additional common stock or securities convertible into common stock will also have the effect of diluting the proportionate equity interest and voting power of our shareholder of our common stock.

THE CONVERSION OF OUR SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

The company currently has 100,000,000 shares of Series A preferred stock and 50,000,000 shares of Series B preferred stock authorized. Each share of Series A preferred stock is entitled to 10 non-cumulative votes on all matters on which stockholders may vote and has the right to convert into 10 shares of common stock. Each share of Series B preferred stock is entitled to 1 non-cumulative vote on all matters on which stockholders may vote and has the right to convert into 1 share of common stock.

As a result of conversion, your ownership interest may be diluted, which means your percentage of ownership in the company decreasing.

AN ACTIVE TRADING MARKET FOR OUR COMMON SHARES MAY NOT DEVELOP.

Our common shares are new issues of securities with no established trading markets or prior trading histories, and there can be no assurance regarding the future development of markets for our common shares, the ability of holders of our common shares to sell or the prices for which holders may be able to sell their holdings of our common shares. Furthermore, the liquidity of, and trading markets for, our common shares may be adversely affected by changes in the insurance industry and in the overall economy, as well as by any changes in our financial condition or results of operations.

(12)

OUR PRINCIPAL STOCKHOLDER CONTROLS OUR BUSINESS AFFAIRS, SO YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

Together the Company’s Chief Executive Officer and Chief Operating Officer own over 86% of the company’s outstanding common stock and investors will have no ability to influence corporate actions.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC; PENNY STOCK REGULATIONS AND THE FINRA; SALES PRACTICE REQUIREMENTS, WHICH MAY LIMIT A STOCKHOLDERS LABILITY TO BUY AND SELL OUR STOCK.

The Company’s common shares may be deemed to be "penny stock" as that term is defined in Regulation Section "240.3a51-1" of the Securities and Exchange Commission (the "SEC"). Penny stocks are stocks: (a) with a price of less than U.S. $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than U.S. $2,000,000 (if the issuer has been in continuous operation for at least three years) or U.S. $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than U.S. $6,000,000 for the last three years.

Section "15(g)" of the United States Securities Exchange Act of 1934, as amended, and Regulation Section "240.15g(c)2" of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in the Company’s common shares are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock".

Moreover, Regulation Section "240.15g-9" of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Company’s common shares to resell their common shares to third parties or to otherwise dispose of them. Security holders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

(i) Control of the market for the security by one or a few broker-dealers that is often related to the promoter or issuer;

(ii) Manipulation of prices through prearranged matching of purchases, sales, and false or misleading press releases;

(iii) Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced broker-dealers;

(iv) Excessive or undisclosed bid-ask differentials and mark-ups by selling broker-dealers;

(v) Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices with a consequential investor loss.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

OUR PRIOR ASSOCIATION WITH DONALD KLEIN AND KCM HOLDING CORPORATION REPRESENTS A MATERIAL RISK TO THE COMPANY

In April 2010, KCM Holdings and/or Mr. Klein contacted Messrs. Wolfe and Simpson while they were employed at Equita Mortgage Group (EMG). Mr. Klein approached Messrs. Wolfe and Simpson about the advantages of taking a company public and for a fee of $40,000 and a block of common stock, he could assist them with the process of going public. Mr. Simpson had previously worked with Mr. Klein at National Agents Alliance (“NAA”) from approximately October of 2004 to late 2006; Mr. Klein being a licensed sub-agent for Mr. Simpson who had been an independent licensed agent for NAA. In December of 2008, Mr. Simpson accepted a position with EMG while Mr. Klein established his own insurance agency, KCM Insurance Services and KCM Holdings, which eventually began incubating new companies that had an interest in becoming publicly traded. During 2009 and 2010, Messrs. Wolfe and Simpson became interested in creating their own IMO (Independent Marketing Organization), and Mr. Klein had made numerous representations and assurances to Messrs. Wolfe and Simpson regarding his knowledge and experience in the insurance industry, as well as having successfully shepherded several companies through the process of going public. Mr. Klein stated that applying to become a public company had an average turnaround of six (6) months to one (1) year and, because of his expertise he would do everything possible to ensure a speedy process, by utilizing his network of affiliates as part of a seamless service. UUI agreed to contract solely with Mr. Klein, hence no other company was considered. Although Messrs. Wolf and Simpson had already developed a business plan that included a marketing strategy and technology support, they would need assistance in capital formation. Based on Mr. Klein's and KCM Holdings representations about the advantages of going public and his knowledge of the process, it appeared that he would be able to assist UUI with going public at a reasonable cost that included polishing business and marketing plans, the capital formation and implementing technology support. At this point in time, UUI was a fledgling operation with limited resources. Engaging KCM Holdings to provide such a broad scope of services allowed Messrs. Wolf and Simpson to devote their time and attention to establishing and growing the business. The services listed below are the services that UUI contracted KCM Holdings to provide.

In early June 2010, Mr. Klein spoke briefly to a small group of about forty (40) UUI agents about the benefits of becoming a publicly traded company and the process of filing to becoming such an entity. The opportunity to purchase shares was offered to the agents present, as well as some of their friends and family members who would either purchase shares in one of the two Regulation D 506 offerings or receive shares in return for services rendered to UUI, of which 40 persons purchased a total of 100,000 shares or traded services for shares. The agents, their friends and/or family members that chose to invest were determined to be accredited investors eligible to participate in a Rule 506 offering when they completed the Subscription Agreement and marked the appropriate category that applied to their standing that would qualify them as an accredited investor. Of those present 30 people purchased shares and 10 people traded services in exchange for shares including the founder’s shares. To our knowledge no other instruction, representations nor assurances were given to the agents, or any other group of potential investors. Other than the speaking to the aforesaid agents, Mr. Klein and his affiliates performed no subsequent activities or duties pursuant to their contractual agreements with UUI.

(13)

An advance payment of $40,000.00 was issued to KCM Holdings Corp. on June 11, 2010. Below is a breakdown of the KCM entities, as well as a description of all the services said entities promised, but failed to deliver to UUI in order to ostensibly earn the advanced payment and to ultimately receive a block of common stock as additional compensation pursuant to their contractual agreements with UUI.

• KCM HOLDINGS CORP. – “ offered to provide corporate restructuring counseling to UUI and assist UUI in the sale and transfer of assets, assist in formation of capital structure, provide UUI with a legal and accounting team, as well as a market maker, getting the company stock traded on OTCBB and raising additional $500K to $1M once public.”

• MOONTAE HOLDINGS LLC - “offered to provide strategic consulting, planning and development services in preparation of plans and supporting documents for areas of marketing, branding, design and business development.”

• UNDERDOG INVESTMENTS LLC – “offered to review the Company's business plan and corporate strategy, meet with company management and review long term and short term objectives, assist with market and investor relations.”

• CONNOR & KIRK CAPITAL, LLC - "offered to raise capital to finance the launch and operations of the Company."

• KCM STRATEGIC MEDIA GROUP INC. - "offered to provide media design and internet technology consulting including social media tools and other applicable emerging technology support."

Mr. Klein, KCM and its related entities wholly failed to perform their obligations and UUI terminated all consulting agreements with KCM and its related entities and furthermore repudiated any agreement with KCM and its related entities regarding the issuance of stock. No UUI stock was ever issued to KCM or to any entity controlled by or working with KCM. Therefore, UUI should not be listed as part of KCM’s portfolio. Neither UUI nor its executive officers have any relationship with KCM, Donald Klein or with any entity controlled by or working with KCM and/or Donald Klein. Although UUI was made aware of an SEC complaint against KCM and Donald Klein concerning securities fraud, UUI was not involved with the complaint, did not participate or aide KCM and/or Donald Klein in any of the activities described in the complaint nor did UUI benefit from any such activities described in the complaint. UUI has not violated any State or Federal Securities Laws nor has any individual employed by or otherwise associated with UUI been implicated or charged with any criminal involvement or violation of law stemming from any of the activities described in the complaint against KCM and Donald Klein.

UUI terminated the agreements with the KCM entities because of two reasons: (1) complete failure to achieve objectives and total lack of performance by all entities for all services that were represented they could accomplish for UUI, and (2) the revelation by Donnie Klein, CEO of KCM Holdings Corp., that he was personally "under investigation" by the SEC for securities fraud and other criminal/civil violations. At that point, UUI did not want to be tainted with the malfeasance being admitted by Mr. Klein. This disclosure by Mr. Klein, coupled with his inability to accomplish any of the objectives mandated by the contractual agreements entered into by his affiliates with UUI, prompted UUI to immediately terminate all contractual agreements with Mr. Klein and his affiliated entities. On March 15, 2011, UUI’s General Counsel, Steve Dryzer, notified Mr. Klein and his affiliated entities by regular and certified mail that all contracts and agreement with KCM Holdings and its affiliated entities were terminated for non-performance. Messrs. Wolfe and Simpson have not been affiliated with nor have any equity interest in KCM Holdings. UUI is in favor of pursuing litigation to recover the $40,000 when funds are sufficient to pursue that course of action without impeding our daily operations and cash flow. Potential risks to UUI from its brief affiliation with Mr. Klein and his affiliated entities include (1) alienating future potential investors who may have otherwise invested in UUI, (2) forcing UUI to expend funds defending itself should Mr. Klein and his affiliated entities decide to file litigation proceedings against UUI on the grounds that UUI breached its contractual relationship with Mr. Klein and his affiliated entities by terminating all such contractual agreements and (3) although unlikely, should Mr. Klein and his affiliated entities prevail in such litigation, UUI might be forced to issue Mr. Klein and his affiliated entities an as yet indeterminable block of shares in UUI.

Special Note

This prospectus contains references to risks and uncertainties. We use words such as "anticipate", "expect", "intend", "plan", "believe", "seek" and "estimate", and variations of these words and similar expressions to identify such statements. You should not place too much reliance on these statements. Our actual results are most likely to differ materially from those anticipated in these statements for many reasons, including the risks faced by us described in the preceding "Risk Factors" section and elsewhere in this prospectus. These statements address such issues as:

* Future earnings and cash flow

* Development projects

* Business strategy

* Expansion and growth of our business and operations

* Our estimated financial information

These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties, which could cause our actual results, performance and financial condition to differ materially from our expectation.

Consequently, these cautionary statements qualify all of the statements made in this prospectus. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they would have the expected effect on us or our business or operations.

(14)

USE OF PROCEEDS

The shares of common stock covered by this prospectus are issued and outstanding and owned by the selling stockholders. Each of the selling stockholders will receive all of the net proceeds from the sale of shares by that stockholder. We will not receive any of the proceeds from the sale or other disposition of the shares common stock covered by this prospectus. We are responsible for the fees, costs and expenses of this offering.

DETERMINATION OF OFFERING PRICE

The $0.15 offering price of our common stock was determined arbitrarily by UUI. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the Over-the-Counter Bulletin Board electronic quotation service for the trading of our common stock. If our common stock becomes quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The shares to be sold by the selling shareholders are shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The selling shareholders named in the table titled ‘Selling Shareholders’ are offering all of the shares of common stock offered through this prospectus. As of October 12, 2012, the company had raised $697,819.75 through the sale of its common stock. The company offer shares through two Regulation D 506 offerings. The first offering dated June 1, 2010 was for 5,000,000 common shares at $.02 per share, and the second offering, dated August 19, 2010, was for 3,985,465 at $0.15 per share. Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”. These shares may be sold by one or more of the following methods, without limitations

·	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

·	Ordinary brokerage transactions and transactions in which the broker solicits purchasers

·	Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Exchange Act until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with our officers or directors. To our knowledge, no selling shareholder is affiliated with a broker/dealer.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit at a fixed price of $0.15 per share. If and when our common stock becomes quoted on the OTCBB, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time. We will not receive any proceeds from the sale of the shares by the selling shareholders.

Based upon information available to us as of October 12 , 2012 the following table sets forth the names of the selling shareholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling shareholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling shareholders. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

(15)

Selling Security Holder Table

		Common Shares Owned by the Selling Security Holder	Number of Shares to be sold in this Offering	Number of Shares Owned after Offered	Percentage of Total Issued and Outstanding Held Before/After the Offering
John	Allen	6,667	6,667	0	0.00009/0
Joseph	Allooh	100,000	100,000	0	0.00129/0
Robert	Almogabar	16,667	16,667	0	0.00022/0
Robert L. and Theresa	Almogabar	106,700	106,700	0	0.00138/0
Stephen	Andre	6,667	6,667	0	0.00009/0
Curtis	Andrews	10,000	10,000	0	0.00013/0
Valerie and Eric	Barnes & Marbie	13,333	13,333	0	0.00017/0
Neil	Barney	30,000	30,000	0	0.00039/0
Larry	Baynton	17,333	17,333	0	0.00022/0
James	Bogucki	24,000	24,000	0	0.00031/0
Barbara	Breggs	10,000	10,000	0	0.00013/0
Kristin	Broussard	100,000	100,000	0	0.00129/0
Norvell	Brown	125,000	125,000	0	0.00161/0
Sigrunn	Brown	125,000	125,000	0	0.00161/0
Ronda	Brown-Varner	13,337	13,337	0	0.00017/0
Lester	Bryant	3,333	3,333	0	0.00004/0
Toni	Bryant	3,333	3,333	0	0.00004/0
Dee	Burtraw	13,333	13,333	0	0.00017/0
Christine	Butcher(1)	426,667	426,667	0	0.00551/0
JD	Butcher	106,667	106,667	0	0.00138/0
BeJay	Chambers	3,334	3,334	0	0.00004/0
John	Cochran	20,000	20,000	0	0.00026/0
Tonya	Copeland(2)	125,000	125,000	0	0.00161/0
Melva	Corbett	13,333	13,333	0	0.00017/0
Cary	Dainton	83,333	83,333	0	0.00108/0
Barbara	DeLuca-Weaver	20,000	20,000	0	0.00026/0
Karen	Diaz	100,000	100,000	0	0.00129/0
Ruth	Dryzer	1,550,000	1,550,000	0	0.01990/0
Law Offices of Steve Dryzer A Professional Corporation		50,000	50,000	0	0.00066/0
Law Offices of Steve Dryzer A Professional Corporation	(3)	100,000	100,000	0	0.00129/0
Kevin & LaSherrie	Edwards	3,334	3,334	0	0.00004/0
Roger	Elsheimer	100,000	100,000	0	0.00129/0
Bernard	Eskins	70,000	70,000	0	0.00090/0
Cynthia	Flores	30,000	30,000	0	0.00039/0
James	Fountain	5,000	5,000	0	0.00006/0
Mark	Fritz	200,000	200,000	0	0.00258/0
Brent	Fruzia	50,000	50,000	0	0.00065/0
Oscar	Galloway	6,667	6,667	0	0.00009/0
Jason & Wanetta	Gill & Harvey	133,334	133,334	0	0.00172/0
Darlene	Gill-Jackson	13,334	13,334	0	0.00017/0
Seth	Goldberg	100,000	100,000	0	0.00129/0
Linda	Gross	13,334	13,334	0	0.00017/0
Michael	Halford	66,667	66,667	0	0.00086/0
Robert	Hardy	100,000	100,000	0	0.00129/0
Ralph	Harju	12,000	12,000	0	0.00015/0
Lyn	Hawthorne	40,000	40,000	0	0.00052/0
Arthemus	Henry	6,667	6,667	0	0.00009/0
Jill P and David E	Hildreth	66,667	66,667	0	0.00086/0
Misty	Hinkle	73,333	73,333	0	0.00095/0
Anthony	Holder	100,000	100,000	0	0.00129/0
Daniel	Jacobson	236,667	236,667	0	0.00306/0
Judy E. and H. LeRoy	Johannes	20,000	20,000	0	0.00026/0
Carl	Johnson	6,668	6,668	0	0.00009/0
Brent	Jones	3,333	3,333	0	0.00004/0
Gary	Jones	100,000	100,000	0	0.00129/0
Stacie	Jones	100,000	100,000	0	0.00129/0
Lawrence	Kasian	33,333	33,333	0	0.00043/0
Ronald	Kasian	166,667	166,667	0	0.00215/0
Rachele	Kessler	140,667	140,667	0	0.00182/0
David	Kiselak	100,000	100,000	0	0.00129/0
Elizabeth	Kiselak	100,000	100,000	0	0.00129/0
Joan	Kiselak	3,333	3,333	0	0.00004/0
Thomas	Kiselak	3,333	3,333	0	0.00004/0
Edward	Kosowicz	13,333	13,333	0	0.00017/0
Rhonda	Lauricella	5,000	5,000	0	0.00006/0
William/Dorian	Lauto	33,333	33,333	0	0.00043/0
Richard Keith	Lee	33,333	33,333	0	0.00043/0
Clayton and Dayna	Lemmons	3,333	3,333	0	0.00004/0
Michael	Locksley	3,333	3,333	0	0.00004/0
Israel	Lopez	6,667	6,667	0	0.00009/0
Alexander and Kristine	Louviere	24,667	24,667	0	0.00032/0
Stephen	Lowe	66,667	66,667	0	0.00086/0
Eric	Marbrie	46,667	46,667	0	0.00060/0
David	Marroquin	13,400	13,400	0	0.00017/0
Barbara	Maust	100,000	100,000	0	0.00129/0
Paul	Maust	100,000	100,000	0	0.00129/0
David and Debora	McDonald	30,000	30,000	0	0.00039/0
Jeff & Judy	McElroy	100,000	100,000	0	0.00129/0
Marcia	McGown(4)	200,000	200,000	0	0.00258/0
Shafford	McKinney	400,000	400,000	0	0.00516/0
Taniqua	Medina	100,000	100,000	0	0.00129/0
Harry	Mosby	3,333	3,333	0	0.00004/0
Laela	Naghela-El	100,000	100,000	0	0.00129/0
Armando	Nava	113,333	113,333	0	0.00146/0
Adela	Nino-Cochrun	10,000	10,000	0	0.00013/0
Christina	Padilla	6,667	6,667	0	0.00009/0
Robert	Parson	3,333	3,333	0	0.00004/0
Anthony	Pitts	10,000	10,000	0	0.00013/0
Angela	Pope	53,333	53,333	0	0.00069/0
Frances	Potter	100,000	100,000	0	0.00129/0
Frances	Potter(5)	75,075	75,075	0	0.00097/0
Fred	Potter	100,000	100,000	0	0.00129/0
Fred	Potter(6)	275,075	275,075	0	0.00355/0
Charles	Prince	100,000	100,000	0	0.00129/0
Laquetta	Prince	100,000	100,000	0	0.00129/0
David	Raper(7)	200,000	200,000	0	0.00258/0
Rudolph J.	Renda(8)	2,000,000	2,000,000	0	0.02582/0

Thomas	Reyes	60,000	60,000	0	0.00077/0
Percival	Richardson	5,000	5,000	0	0.00006/0
Ronald K and Argie M	Rivers	6,668	6,668	0	0.00009/0
Michael	Rodriguez	33,333	33,333	0	0.00043/0
Frank	Rosenstern	100,000	100,000	0	0.00129/0
Sandra	Roy	50,000	50,000	0	0.00065/0
Philip	Scott	3,333	3,333	0	0.00004/0
Oswest	Senior-Smith	114,383	114,383	0	0.00148/0
Julia	Smart	10,000	10,000	0	0.00013/0
Arri	Smith	10,000	10,000	0	0.00013/0
Harriet A and Othni M	Smith	66,667	66,667	0	0.00086/0
Jamila	Smith	12,068	12,068	0	0.00016/0
Jasmine	Smith	23,333	23,333	0	0.00030/0
Jonathan	Smith	18,000	18,000	0	0.00023/0
William	Smith	20,000	20,000	0	0.00026/0
Edward	Snelling	13,333	13,333	0	0.00017/0
Joseph	Sommorigo	100,000	100,000	0	0.00129/0
Marie	Sommorigo	50,000	50,000	0	0.00065/0
Donna	Spencer	131,400	131,400	0	0.00170/0
Raymond	Spicka	35,000	35,000	0	0.00045/0
John	Swope	15,000	15,000	0	0.00019/0
Tyronne	Tillis	6,667	6,667	0	0.00009/0
Kathryn	Travers	170,000	170,000	0	0.00219/0
William	Travers	100,000	100,000	0	0.00129/0
Benton and Theresa	Wade	3,334	3,334	0	0.00004/0
Latoya	Wall	100,000	100,000	0	0.00129/0
Cathy	Wallace	100,000	100,000	0	0.00129/0
Robert and Michelle	Wallace(9)	300,000	300,000	0	0.00387/0
David	Ward	33,333	33,333	0	0.00043/0
Hammie	Ward	12,500	12,500	0	0.00016/0
Adam	Warmuth	10,000	10,000	0	0.00013/0
Christopher and Gwendolyn	Warner	33,333	33,333	0	0.00043/0
Martin	Washington	100,000	100,000	0	0.00129/0
Alfreda	Whitley	200,000	200,000	0	0.00258/0
Sterling	Whitley	243,333	243,333	0	0.00314/0
Herschel	Wynn	80,000	80,000	0	0.00103/0
Jose	Zavala	33,333	33,333	0	0.00043/0
Totals		12,460,612	12,460,612	0

(16)

Note: The Company has issued an additional 3,701,817 shares per “Oral Agreements” with vendors and professional service providers.

Description of Oral Agreements:

(1) Christine Butcher, as Chief Marketing Manager, directs the company’s overall marketing strategic planning programs, and corporate communications. Ms. Butcher facilitates client development through marketing and client services programs. The criteria Management used to determine the actual amount of common shares to award Christine Butcher was based on her extensive experience in the business, selling life insurance, managing direct mail lead programs, as well as her past and current expertise in the insurance marketing profession. Agreed to services for 426,667 common shares of which the aggregate value is equal to $64,000.00.

(2) Tonya Copeland, as Operations Manager, is responsible for, but not limited to, managing all administrative duties and responsibilities for the office operations. Ms. Copeland oversees the processes, transactions, licensing, training, lead management, and carrier coordinator for commissions, licensing, contracting, new business, debt management, human resources and agent management. Tonya is also responsible for assisting, reviewing, and completing the necessary documents for all SEC compliance documents, including but not limited to, the S-1, the PCAOB audit, the 15c211 to FINRA, DTC and Transfer Agent application and all supporting documentation. Management believes it is appropriate, based on her salary, to provide her with the number of common shares previously agreed upon. Agreed to services for 125,000 common shares of which the aggregate value is equal to$18,750.

(3) Law Offices of Steve Dryzer, A Professional Corporation, as General Counsel for the Company, provides legal services to the Company including the preparation, analysis and review of all legal documentation, employment agreements, corporate and business agreements, shareholder agreements, agency agreements, leases and facilities agreements, web site development agreements, as well as all SEC documents, including but not limited to, the S-1, the PCAOB audit, 15c211 to FINRA, DTC and Transfer Agent applications and all supporting documentation. Mr. Dryzer also provides advice regarding all litigation and non-litigation matters involving the Company, including both internal and external issues, employee relations and SEC matters. The criteria Management used to determine the actual amount of common shares to Steve Dryzer was based on his experience as a corporate lawyer with specialized experience in SEC compliance and securities law. Management believes it is appropriate based on his salary to provide him with the common shares that have been agreed upon. Agreed to services for 100,000 common shares of which the aggregate value is equal to $15,000.

(4) Marcia McGown, as Lead Manager, is responsible for all aspects of our lead system including ordering and organizing data to prepare it to be sent to our mail house for generating our lead letters to be mailed out to potential clients and once the letters are returned being responsible for entering and distributing the leads to our agents. Also responsible for lead management and evaluating and assessing the best sources and place of the leads and determine where we get the most productivity from our agents in regards to the leads. The criteria Management used to determine the actual amount of common shares to Marcia McGown was based on her experience with managing a lead generation department. Marcia has experience in managing a lead program and management believes it is appropriate based on her salary to provide her with the common shares that they agreed on. Agreed to services for 200,000 common shares of which the aggregate value is equal to $30,000.

(5)(6) Fred and Frances Potter, original incorporators and initial directors, assisted with the initial set up of the corporation. Fred was the initial registered agent for UUI and completed the initial Texas incorporation documents required to form a Texas corporation (Original Certificate of Formation and Articles of Incorporation). The criteria management used to determine the actual amount of common shares to Fred and Frances Potter was based on the extensive experience Fred and Frances Potter have had in the insurance business. Management took into account Fred’s experience with developing financing strategies and policies, and Frances’s experience with recruiting and working with agents. Management felt that it was appropriate to provide Mr. and Mrs. Potter with the common stock. Furthermore, Fred Potter has taken on additional responsibilities since our initial incorporation and formation consisting of assessing our organizational performance against both our annual budgets and long term financial strategies. Mr. Potter has provided critical financial and operational information to both our CEO and COO. Mr. Potter has informed the Board of Directors about information associated with finance, audits, investments, trends and changes in the operating models. He has also assisted the Board of Directors with long term budgetary planning, cost management and strategic planning associated with possible future acquisitions. Mr. Potter has also assisted in selecting and engaging outside legal and accounting consultants. Agreed to services for 350,150 common shares of which the aggregate value is equal to$52,522.50.

(7) David Raper provided consulting services to the Company on the state of the insurance industry and the availability, development and acceptability of products in the US and abroad. The criteria Management used to determine the actual amount of common shares to David Raper was based on his involvement with management at the inception of the Company. David researched different carriers that UUI should contract with once UUI launched its operations and provided management with the information that we needed in regards to contracting with carriers prior to the inception of UUI. Management believes it is appropriate for David to receive the common shares agreed on based on his involvement with the Company from inception. Agreed to services for 200,000 common shares of which the aggregate value is equal to $30,000.

(8) Rudolph J. Renda is an independent board member for Unique Underwriters, Inc. and serves on the Audit Committee, Compensation Committee, as well as the Nominating and Corporate Governance Committee. Mr. Renda is the founder and CEO of Oscar Renda Contracting, listed as one of the top 100 national utility water construction contractors engaged in the construction of environmental infrastructure, water and wastewater treatment plants, cross-country pipelines, tunneling and river crossings. Mr. Renda is also fifty percent owner of Renda Environmental, which engages in the recycling of bio-organics. Mr. Renda also owns a minority Interest in a medical research and diagnostics firm, True- Bios LLC, and a minority interest in an advertising agency, The Integrated Advertising Agency. Prior to the founding of Oscar Renda Construction, Mr. Renda was the majority owner of Landmark Banks Mid-cities, with three branches in Euless Texas, Colleyville, Texas, and Fort Worth, Texas, which were sold to Southtrust Bank. After graduating from college in 1974 with a major in accounting, Mr. Renda became a staff auditor with PricewaterhouseCoopers for two years. Agreed to services for 2,000,000 common shares of which the aggregate value is equal to $300,000.

(9) Robert Wallace, as Chief Sales Manager, is responsible for the development of business strategies, policies, and marketing programs for mortgage and final expense insurance divisions. Michelle Wallace, as Chief Training Manager, is responsible for the development of training strategies, policies, and marketing programs for our mortgage and final expense insurance divisions. The criteria management used to determine the actual amount of common shares to Robert and Michelle Wallace was based on the extensive experience Robert and Michelle have had in the Insurance Marketing Profession. Management took into account their experience with developing business strategies, policies, and marketing programs, as well as successful careers selling life insurance, recruiting agents and building agencies in the past. Agreed to services for 300,000 common shares of which the aggregate value is equal to $45,000.

The service providers are not executive officers within UUI, as only the CEO and COO have been designated as such by the Board of Directors. In addition, all employment agreements and publicly disseminated information about these persons has been so amended. The issuance of common shares for services rendered was for past performance. The amount of shares issued was based on the fair value of services rendered. Mr. Potter and Mr. Renda have contributed substantially more of their time on a day to day basis than was originally contemplated for the period from July 29, 2009 through June 5, 2012; therefore, the board of directors agreed to issue them each additional shares of common stock. The Company has not agreed to issue any additional shares at the present time.

(17)

The time period of performance, the date of each issuance and values are as follows:

Table of Oral Agreements
	Number of Shares	Period of Performance		Issuance	Price
		From	to	Date	Per Share
Christine Butcher	26, 667 shares	7/28/2009	2/8/2011	2/8/2011	$0.150
Christine Butcher	400,000 shares	7/28/2009	11/19/2010	11/19/2010	$0.150
Robert & Michelle Wallace	300,000 shares	7/28/2009	11/19/2010	11/19/2010	$0.150
Marcia McGown	200,000 shares	7/28/2009	3/1/2011	3/1/2011	$0.150
David Raper	200,000 shares	7/28/2009	3/1/2011	3/1/2011	$0.150
Tonya Copeland	25,000 shares	7/28/2009	3/1/2011	3/1/2011	$0.150
Tonya Copeland	100,000 shares	3/01/2011	10/1/2011	10/1/2011	$0.150
Law Offices of Steve Dryzer, A Professional Corporation	100,000 shares	7/28/2009	3/1/2011	3/1/2011	$0.150
Samuel Wolfe	32,500,000 shares	7/28/2009	3/1/2011	3/1/2011	$0.150
Ralph Simpson	32,500,000 shares	7/28/2009	3/1/2011	3/1/2011	$0.150
Fred & Frances Potter	100 shares	7/28/2009	8/6/2009	8/6/2009	$0.150
Fred & Frances Potter	50 shares	7/28/2009	4/15/2010	4/15/2010	$0.150
Fred & Frances Potter	150,000 shares	7/28/2009	4/18/2011	4/18/2011	$0.150
Fred Potter	200,000 shares	7/28/2009	6/05/2012	6/05/2012	$0.150
Rudolph J Renda	500,000 shares	11/01/2011	12/31/2011	11/01/2011	$0.150
Rudolph J Renda	1,500,000 shares	7/28/2009	6/05/2012	6/05/2012	$0.150

(18)

PLAN OF DISTRIBUTION

No underwriters or brokers are involved or are expected to be involved in the distribution. A copy of this prospectus will be mailed to each selling security holder upon effectiveness. We will also mail copies of this prospectus to brokers and dealers who may reasonably be expected in the future to trade or make a market in our common stock. However, we do not anticipate that an active market for its common stock will develop in the near future, and there can be no assurance that a trading market will develop at any time.

There is no trading market for our Common Stock. To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. The company has filed the application Form 211 with Spartan Securities Group, LTD 100 2nd Avenue South, 300N St Petersburg, Florida 33701 and FINRA has responded by only asking for S-1 effective date. We are not obligated to register any shares under the Securities Act for sale by security holders, although we are hereby filing this registration statement for the registration of 12,460,612 shares of Common Stock on behalf of the selling stockholders.

As of the date of this Prospectus, there were 133 Shareholders of record of our common stock.

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance its operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares from time to time:

•	At a price of $0.15 per share for the duration of the offering or until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices;

•	In transactions on the Pink Sheets, the OTCBB or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	In private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	In a combination of such methods of sale; or

•	Any other method permitted by law.

The selling shareholders may affect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

If our common stock becomes traded on the OTCBB electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	The market price of our common stock prevailing at the time of sale;

•	A price related to such prevailing market price of our common stock; or

•	Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We will cover all the expenses in connection with the registration of our common stock in this prospectus. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareowners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations there under, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of our securities.

(19)

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling shareholders that they may not:

• Engage in any stabilization activity in connection with any of the shares;

• Bid for or purchase any of the shares or any rights to acquire the shares;

• Attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

• Effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, describing the terms of the sale or distribution

We have informed the selling shareholders that they must affect all sales of shares in broker’s transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling shareholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

Penny Stock Regulations

Our shares are "penny stocks" covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

The FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

(20)

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales. When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or it will rely on an exemption there from.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, of which 77,460,612 shares were issued and outstanding as of June 30, 2012.The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or discontinuation of the Company’s affairs;

•	Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock – Not to be registered

Series A Preferred Stock

We are authorized to issue 100,000,000 shares of Series A Preferred stock, of which zero shares are issued and outstanding. The holders of our Series A Preferred Stock:

•	Have equal ratable rights to dividends from funds legal available and when declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have preemptive, subscription or conversation rights and there are no redemption or sinking fund provisions or rights;

•	Are entitled to 10 non-cumulative votes per share on all matters on which stockholders may vote;

•	And have the right to convert each share of Series A preferred stock to 10 shares of common stock.

Series B Preferred Stock

We are authorized to issue 50,000,000 shares of Series B Preferred stock of which zero shares are issued and outstanding. The Series B Preferred Stock is planned to be issued for future acquisitions and a future employee stock option program. There are currently no specific plans to issue any shares of Series B Preferred Stock in the immediate or near future. The holders of our Series B Preferred Stock:

•	Have equal ratable rights to dividends from funds legal available, if and when declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have preemptive, subscription or conversation rights and there are no redemption or sinking fund provisions or rights;

•	Are entitled to one (1) non-cumulative votes per share on all matters on which stockholders may vote;

•	And have the right to convert each share of Series B preferred stock to (one) 1 share of common stock.

No shares of preferred stock are currently being registered to be sold in the public markets. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 150,000,000 shares of preferred stock your ownership interest may be diluted, which means your percentage of ownership in the company decreasing.

Transfer Agent	Island Stock Transfer 100 Second Avenue South, Suite 705S St Petersburg Florida 33701 Phone: 727-289-0010 Fax: 727-289-0069
Legal Matters	McMullen Associates LLC 10701 McMullen Creek Parkway Charlotte, North Carolina 28226 Phone: 704-541-2649 Fax: 704-541-4751
Legal Matters	DeWeese & Associates 5844 Bedrock Drive Plano, TX 75093 Phone: 972-268-6700 Fax: 972-268-6446

DeWeese & Associates will opine upon the validity of the common stock offered by this prospectus.

(21)

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of Unique Underwriters, Inc. as of and for the years ended June 30, 2011 and 2010 appearing in this prospectus have been audited by Bongiovanni & Associates, CPA’s Independent Registered Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Company History

UUI is a nationally recognized Independent Marketing Organization that specializes in brokering Mortgage Protection life insurance, Final Expense life insurance, and annuities, as well as lead generation.

The Company was incorporated as a shell company in the State of Texas on July 28, 2009, by Mr. and Mrs. Potter at the request of Messrs. Wolfe and Simpson. At the time of incorporation, Messrs. Wolfe and Simpson were actively employed at Equita. Each had projects to complete prior to exiting Equita. Wolfe and Simpson instructed Mr. and Mrs. Potter to assist with the start up by incorporating the company and obtaining the necessary licensing with insurance carriers, and prepare for transfer of agents. During the same period Mr. Wolfe was awaiting the settlement of a lawsuit between Equita and National Agents Alliance (“NAA”), in which Mr. Wolfe was named regarding the right to receive insurance commissions. In the settlement of this lawsuit, NAA dismissed with prejudice any claims against Mr. Wolfe releasing him from any financial commitment. The delay while awaiting settlement provided Mr. Wolfe and Mr. Simpson the time to finish developing the UUI business plan, arrange for financing, and recruit the core personnel who could be in place when business operations began. The litigation was settled on March 26, 2010 and two days later Mr. Wolf resigned from Equita. A confidentiality clause in the Settlement Agreement prevents Mr. Wolfe from discussing any other terms of the litigation and its settlement.

After creating key relationships and strategic partnerships to amass over 20 years of industry experience, Samuel Wolfe and Ralph Simpson decided to collectively start Unique Underwriters with a focus on capturing an even larger market share of the mortgage protection, life insurance and final expense insurance industry through quality lead generation and unequaled agent support programs. Please refer to the biographies of respective founders for previous experience and history.

Mr. and Mrs. Potter resigned on April 13, 2010 and on May 3, 2010 Mr. Samuel Wolfe became CEO, President and Director and appointed Mr. Ralph Simpson as COO, Chairman, Founder and Director of the Company. At that time, they established a fiscal year end of June 30. The objective of this corporation was to market and sell insurance policies, focusing primarily on mortgage protection policies, final expense, annuities and all aspects of life insurance sales.

In June of 2010, the company commenced selling insurance policies. Although Unique Underwriters began generating revenue in June 2010, it has not yet shown a profit and is presently a growth stage company with a limited history of operations.

Today, UUI is currently principally engaged in the recruitment of independent agents who will sell term, universal life, and whole life insurance policies, as well as Final Expense insurance policies and annuities, none of which are originated by UUI and none of which are sold directly by UUI.

Past Performance of Principals

Mr. Wolfe served as President and Chief Marketing Officer of Equita Mortgage Group (EMG), a mortgage protection insurance company and Independent Marketing Organization (IMO) for eight years, during which time Mr. Wolfe, led the design and implementation of all sales campaigns, marketing, and administrative procedures. Directing EMG’s in-house mail center, Mr. Wolfe generated on average one million mailers per month to generate qualified leads for the independent agents. With eight years of experience developing and managing an IMO, Mr. Wolf realized the potential in the market, and collaborated with Mr. Ralph Simpson to co-found Unique Underwriters, Ind.

Mr. Simpson has over 12 years’ experience in the insurance industry. Mr. Simpson was first recruited into the mortgage protection insurance industry in 2001. His own agency, “The Simpson Group” produced over $100 million in life insurance sales in 2005, and was responsible for recruiting over 15,000 agents during its operational period. Mr. Simpson has significant experience with recruiting, training, supervising and managing agents to the proven success of The Simpson Group. As the principal at The Simpson Group, Mr. Simpson, developed successful, sustainable sales campaigns using direct mail, lead management, marketing, and administrative procedures.

When this Registration Statement becomes effective, Unique Underwriters will be a Registrant and subject to the reporting requirements of the Securities Exchange Act of 1934. Unique Underwriters will not become a publicly traded entity until our stock is traded on an exchange. At that time, Samuel Wolfe will be our CEO, President and Director and Ralph Simpson will be our COO, Chairman, and Director.

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THE BUSINESS

Overview

Unique Underwriters, Inc. (the "Company") is a national Independent Marketing Organization (IMO) that focuses exclusively on the sale of mortgage protection insurance policies, final expense insurance policies, annuities and life insurance policies. The Company provides sales and marketing assistance for its agents by utilizing direct-mail lead programs, insurance sales training and agency-building opportunities. The Company rents quality leads to its agents that to allow the agent to generate sales of mortgage protection insurance policies, final expense insurance policies, annuities and life insurance policies. The Company was formed as a corporation under the laws of the State of Texas on July 28, 2009. Its principal offices are presently located at 5650 Colleyville Blvd., Colleyville, Texas 76034. The Company’s website is:

WWW.UNIQUEUNDERWRITERS.COM. The Company’s main telephone number is 817-281-3200. The CEO of the Company is Mr. Samuel Wolfe.

The Company is regulated by the Texas Insurance Department for all insurance products that we offer to our clients. We also currently hold active insurance licenses in the following states: CA, CT, FL, GA, KS, KY, LA, MS, MO, NM, NY, NC, ND, PA, RI, SD, UT, VT, VA, WV, WI.

Mission

Unique Underwriters, Inc. (UUI) is an independent marketing organization (IMO) with a simple mission – to be the insurance agent’s first choice for leads and insurance products in the Mortgage Protection, Life and Final Expense markets by delivering outstanding quality and great service at a competitive cost through working “faster, simpler and together” with our agents. The corporate staff at UUI is charged with the responsibility of identifying markets, product niches and diversified services which best suit the needs of our agents while our one-on-one guidance and hands-on support of our agents produces a relationship where our agents can build their practices, develop expertise, and make more sales thereby allowing our profitable growth by both developing our existing business and through acquisitions within the insurance industry.

Keys to Success

The keys to UUI’s future success are based on three major activities, 1) increased capitalization to support expand recruiting efforts, 2) increasing the frequency of lead generation for broader geographical coverage for the lead program, and 3) increasing support for the agent network through mentoring, training and support. The Company currently has the two of the three building blocks in place at a minimal level, however, with additional capitalization, UUI will be able to grow the agent network, provide more leads for larger geographical areas and provide additional personnel to mentor, train and support. Increased capitalization is the element that does not exist currently. Ultimately, the success of the business is geared around lead generation. The more leads generated, the more policies the independent agents are able to sell. By increasing the number of qualified leads, the independent agents have a better opportunity generate revenue and recruit subagents due to their own success, resulting in greater commissions for the agents and revenue for UUI. Currently, UUI must limit the lead purchases and mailing efforts to once every six weeks. Currently UUI employs four (4) managers that act as Agent Mentors and outsources training to a consultant. Ideally, with additional capitalization the ration of manager/mentors to agents would be 1:50 with a larger group of trainers to support a growing demand from the expanding agent network.

The Company’s keys to success and critical operational factors are based on the following proven foundations:

•	Agent selection and retention.

•	High quality lead generation and distribution program which provides agents with Mortgage Protection and Final Expense leads.

•	Instruction and training to the independent agents on how to sell life insurance utilizing the direct mail leads provided to the agents by UUI.

•	Administrative support for the independent agents consisting of processing new agent contracts, new client applications, lead generation, lead distribution, and technical support.

•	Marketing support for the independent agents consisting of agency building support, agent mentorship, recruiting, and advertising.

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Business Model

The company’s primary focus, upon inception, was to sell mortgage protection insurance policies, which are offered via term life, universal life or whole life insurance products. The percentages reflect where the majority of the business is currently earning revenue however the company has expanded its market to include final expense insurance and annuities.

The products described below are the life insurance products the Company offers to its clients. These products are underwritten by various third party insurance underwriters. See the Appointed Insurance Carrier list below. The company is not currently developing their own in-house products.

•	Term Insurance - A life insurance policy which provides a stated benefit upon the holder’s death, provided that the death occurs within a certain specified time period. However, the policy does not provide any returns beyond the stated benefit, unlike an insurance policy which allows investors to share in returns from the insurance company’s investment portfolio

•	Whole Life Insurance - Insurance on the life of the insured for a fixed amount at a definite premium that is paid each year in the same amount during the entire lifetime of the insured.

•

Universal Life Insurance (UL) - Universal Life is a type of permanent life insurance based on a cash value. That is, the policy is established with the insurer where premium payments above the cost of insurance are credited to the cash value.

•	Final Expense Insurance - Is an insurance policy used to pay for funeral services and a burial when the named insured dies.

•	Annuities - A fixed sum of money paid to someone each year, typically for the rest of their life or a form of insurance or investment entitling the investor to a series of annual sums.

The Company has agency agreements in place with insurance carriers through which commissions on the sale of insurance policies are paid for acceptable policies submitted within the state in which we are appointed and approved to conduct business; however, we market most of our products only when acting as an agent of Equita and, in that capacity, our agents are in fact sub-agents of Equita. All applications of carriers whose products we access through our Equita agency agreement must be submitted to Equita first prior to being submitted to the insurance carriers for approval, however, all Monumental Life Insurance applications are sent directly from the Company to Monumental Life Insurance due to our direct carrier contract with Monumental Life Insurance. An acceptable insurance policy is a policy that meets the underwriter’s guidelines after first being submitted on an application for insurance, completed by the client with one of our agents. The agent first submits the application to our office. The application is then forwarded to the insurance carrier where the insurance carrier’s underwriters review the application to verify that it meets their underwriting guidelines. If the application is approved by the underwriter and all required documents have been submitted then both the agent and the Company are paid a commission for that policy. The Company’s average override on direct agent commission is 50%, which is generated from the policies that are approved by the insurance carriers as described above. The carrier agrees to pay an override commission to the Company in an amount equal to the difference between the direct agent’s commission level and the company’s commission level. The insurance carriers also agree to pay renewals on those approved policies, which remain active for at least two (2) years. Our compensation structure differs depending on our commission level versus the direct agent’s commission level, the product structure and any subagents.

In general, the level of commission is either a flat fee (possibly going up in stages according to the size of the deal) or a percentage based on the size of the deal. An important determinant of the amount of commission paid will be the kind of service and experience the agent provides. Our agreements will remain active as long as we are conducting good business practices and are actively submitting applications and in any event remain in full force and effect until terminated upon thirty (30) days prior written notice given by either party to the other. The Company is providing and attaching hereto an example agreement, the essence of which is used in all such agency agreements in place with insurance carriers. The Company’s agreement with Equita Mortgage is responsible for nearly all of our carrier relationships that are currently in effect, except one direct agreement with Monumental Life Insurance Company; however, we market most of our products only when acting as an agent of Equita and, in that capacity, our agents are in fact sub-agents of Equita. All applications of carriers that we directly contract with are submitted to our office and then are submitted to Equita prior to being submitted to the insurance carriers for approval . Per our previous disclosure of the terms and conditions of the Equita agreement on page 9, in the event of a termination, Equita automatically releases UUI to enter into agreements with these carriers. General Counsel for the company has represented to the undersigned that these agreements are “fairly universal in nature”. See Exhibit 10.2.

As the Company is an independent contractor and agent of Equita, Equita is paid an override commission from the contracted carriers on all business submitted by the Company which ranges from 10-15%, and as such, is entitled to leverage the expanded network of insurance carriers and underwriters for its array of product offerings and lead technology for generation of new business. The contract spans a 12 month period renewing each year on June 4th, provided that UUI continues to generate a minimum of $3,000,000 paid annual premium during each 12 month period. The contract may be terminated by Equita for non-performance, breach, suspension or revocation of insurance license, or fraud or by either party with a 30 day written notice. Under the terms of the contract, UUI is prohibited from recruiting Equita’s agents, representatives, the officers, directors or employees of Equita, nor induce policy holders or product holders to discontinue payment of premiums or cancel, surrender, relinquish or otherwise cause termination of a policy, annuity or other Product with the designated carriers of Equita. These prohibitions apply during each term and for a period following any termination of the contract. With the exception that, upon termination of the agreement, Equita grants an automatic release allowing UUI to contract directly with the Designated Carries, subject to the carrier requirements; provided that all debts due by UUI and its agents to Equita or the carriers have been paid in full. If UUI contracts directly with the designated carriers in the Equita network, Equita may still be entitled to an override commission on all post-termination production. Since there is a thirty-day termination notice, the risk, therefore, would depend on the state of business relations between our company and these entities at any given point in time. Since the date of execution of this agreement, the relationship between our company and these entities has been mutually profitable, and we know of no circumstances which would lead us to believe that these business relationships may be ending at any point in the foreseeable future. We believe, therefore, based upon the mutually profitable relationship that has existed between this company and these entities, that there is no immediate substantial risk of the severance of these business relationships; however, the carrier relationships of Equita are subject to change, as is the sole carrier relationship we have formed.

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Appointed Insurance Carriers*

The following is a current list of our carriers and contract dates:

Company	Active
AMERICAN GENERAL LIFE INSURANCE COMPANY (AIG)	5/27/2010
AMERICAN-AMICABLE LIFE INSURANCE COMPANY OF TEXAS	5/22/2010
AMERICAN EQUITY	5/22/2010
AMERICO	5/22/2010
AVIVA	6/28/2012
ASSURITY LIFE INSURANCE COMPANY	8/10/2010
BALTIMORE LIFE INSURANCE COMPANY	12/11/2010
COLUMBIAN LIFE INSURANCE	5/21/2010
INDEPENDENT ORDER OF FORESTERS, THE	9/3/2010
LIFE INSURANCE COMPANY OF THE SOUTHWEST	6/4/2010
MUTUAL OF OMAHA	6/15/2010
NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE	3/24/2011
OCCIDENTAL LIFE INSURANCE COMPANY OF NORTH CAROLINA	6/2/2010
ROCKLAND LIFE INSURANCE COMPANY- PRESIDENTIAL	7/22/2010
PROTECTIVE	1/24/2012
ROYAL NEIGHBORS OF AMERICA	5/27/2010
Stonebridge Life	5/21/2010
UNITED HOME LIFE	10/12/2010
WESTERN RESERVE LIFE OF OHIO	6/16/2010
*Insurance Carriers per the Company's brokerage agreement with Equita Mortgage Group.

Company**	Active
MONUMENTAL LIFE INSURANCE COMPANY	12/11/2010
**Insurance Carrier direct contract

Agent Network

UUI currently has 4000 agents and subagents in its network. Approximately 606 are active agents of which 29 are direct and 575 are subagents. Our agents are independent contractors. The agents are not employees, but are contractually obligated to work for UUI under an agency agreement executed by them upon the commencement of the relationship. UUI recruits independent agents to work with UUI by placing advertisements in Career Builder, Monster, Craigslist, Facebook, email blast, direct mail, opportunity meetings and word of mouth.

UUI recruits of independent agents who will sell term, universal life, and whole life insurance policies, as well as Final Expense insurance policies and annuities. The Company receives commission directly from the appointed insurance carriers on each policy sold. The average total commission on the annualized premium on each policy from a carrier is 153% of the first year’s premium. Both the agent and UUI earn a commission on each sale, due to the agency agreements UUI has with the insurance carriers. UUI has direct agents that report to the UUI group and indirect agents, those agents that are recruited by a direct agent to build that agent’s personal network. The amount of commission earned on each policy is dependent on the level attained by each direct agent. The average commission split between UUI and the direct agent is currently 50/50. Our outside carriers have agreed to compensate UUI for any difference between the commission paid to the agents and the commission paid to UUI. The agency agreements stay in place with the insurance carriers until either party decides to terminate the contract. The carriers may terminate contracts for lack of production, low placement of policies or for bad business.

UUI encourages agents to recruit other sub-agents, thereby creating a network of subagents from which the direct agent receives commission overrides on the subagent’s sale of life insurance policies. Each direct agent negotiates with the subagent regarding the percentage that will be paid to the sub-agent. UUI provides promotional guidelines for the recruiting agent; however the recruiting agent ultimately determines what rate the newly recruited sub-agent’s starting commission will be. UUI does not participate in the negotiations nor does it collect statistics on the average commission earned by a sub-agent. When an insurance policy is sold, a large portion of the first year's premium is paid to various people who were directly or indirectly involved in the sale of that policy. The writing agent receives the bulk of the compensation, and because our independent agents have an override agreement directly with the insurance carriers that UUI represents, the recruiting agent is often paid a smaller portion, called an override, for their role in facilitating the sale.

Agent Levels and Commissions Table

LEVELS	AGENT COMMISSION	UUI REVENUE	ANNUALIZED PREMIUM	CONSECUTIVE PERIODS	PRODUCTION SOURCE
GENERAL MANAGER	95%	5%	$200,000	3 Months	Personal and subagents
REGIONAL MANAGER	90%	10%	$100,000	3 Months	Personal and subagents
AGENCY MANAGER	85%	15%	$75,000	3 Months	Personal and subagents
TEAM LEADER	80%	20%	$50,000	2 Months	Personal and subagents
PLATINUM AGENT	75%	25%	$25,000	2 Months	Personal and subagents
GOLD AGENT	70%	30%	$15,000	2 Months	Personal and subagents
SILVER AGENT	65%	35%	$10,000	2 Months	Personal and subagents
BRONZE AGENT	60%	40%	$7,500	2 Months	Personal and subagents
ENTRY LEVEL AGENT	55%	45%			Personal

An agent may attain a higher level of commission when in the required amount of annualized premium is submitted to UUI insurance carriers for the required number of consecutive months. Production may be both personal production and include the production of the agent’s subagents.

As part of our screening process for signing new agents, UUI conducts phone interviews with prospective agents where we inquire into their background, experience, licenses and goals. Once the decision is made to work together, we forward them contracting forms from one or more of our insurance carriers. The insurance carriers then conduct background checks, credit checks and verification of license(s).

When an agent recruits a sub-agent into his/her network, the agent is responsible for negotiating the beginning commission rate for the sub-agent based on the guidelines provided by UUI, managing, training, and mentoring the sub-agent. This structure and oversight responsibility generates the incentive to increase the sub-agent’s right to receive increased commissions as seen in the table above. UUI oversees this commission structure and UUI provides administrative and marketing support to all of its direct agents and subagents from our headquarters in Colleyville, Texas.

UUI’s oversight of the agents includes compliance with all insurance regulations pertaining to the sale of insurance products, as well as compliance with the guidelines set forth in their agency agreements. UUI’s management meets once a week to review and review all lead and insurance sales associated with the agents. Oversight of agent activity and production ensures quality and retention of business for the insurance carriers. UUI monitors its agent’s activity and the communications between agents and carriers utilizing online reports from the carrier which provides crucial statistics by agent regarding persistency, placement, approvals, declines and unaccepted policies. If an agent is not in compliance with insurance carrier requirements, UUI notifies them of the deficiency and assists with the agents to correct the issue. Should the deficiencies continue the agent is subject to a 30 day probationary period. If the issues are not corrected, then termination will occur.

UUI’s mentoring program provides insurance expertise and experienced guidance to UUI agents. Agent Mentor provides personalized support to agents with questions regarding insurance products, sales processes/techniques, leads, regulations, guidelines, and technical support associated with the websites hosted by both UUI and the insurance carriers. Currently UUI employs four (4) managers that act as Agent Mentors, who are incentivized to assist the agents, as well as provide the agent with weekly support during national training. The Agent Mentor is a non-salaried position; the Mentors are paid a percentage (1.5%) on the value of the annualized premium of the agent’s monthly production.

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Lead Generation

Agents rent leads at various prices from UUI, which is our secondary source of revenue representing 29% of our total revenue for the year ended June 30, 2012. Agents pay varying prices for leads, depending on whether the leads are newly generated or aged inventory of leads.

UUI independently creates new leads by purchasing data from two public sources: home purchases or refinancing activities, as well as public information about senior citizens ages 55 – 70. This information is the basis of direct mail promotions for mortgage protection life insurance and final expense insurance for senior citizens. Respondents answer the personal information questionnaire via a postage paid return card. The data provided from the individual includes date of birth, gender, smoker/non-smoker and contact information, These response cards then become UUI’s proprietary “A” leads uploaded to the fulfillment and lead distribution system, for rental and distribution as “A” leads to UUI agents. Mortgage Protection leads are rented to the independent agents at an average cost of $38 per lead and Final Expense leads are rented to the agents for an average cost of $26 per lead.

UUI outsources its mailing operation to a mail house called America’s Recommended Mailers Inc. (“ARM”). UUI has an agreement with ARM to mail from their facility.

UUI also rents additional “B” leads from (“Equita”) and its subsidiary Senior Advisor Services as part of the overall agency agreement in place with Educator Group Plans, Insurance Services Inc., the parent company. The Company is an independent contractor and agent of Educator Group Plans d/b/a Equita Mortgage Group and Senior Advisor Services Inc. and as such, has the right to purchase and utilize Mortgage Protection Leads and Final Expense leads from Senior Advisor Services upon request from UUI.As the recruiting agent, Equita receives commissions and overrides on all UUI production. Mr. Wolfe, the current CEO of UUI, had previously been CMO of Equita Mortgage Group and Educator Group Plans. Equita Mortgage Group is a d/b/a of Educator Group Plans. Educator Group Plans, Insurance Services Inc., Equita Mortgage Group and Senior Advisor Services are entities owned by Richard Wolfe, Mr. Sam Wolfe’s step-father, and Robert Myer. Despite this previous professional and current familial relationship, Mr. Wolfe receives no financial benefit from the purchase of these leads, nor does he receive a discounted price based on his previous relationship with Equita. Equita, in its capacity as the managing agent, receives a commission on all sales of insurance policies regardless of the origination of the leads. Mr. Wolfe does not have any equity ownership in Equita. Since Educator Group Plans is paid their override commission directly from the carriers the Company does not have any knowledge of the aggregate amount of revenue that the Company has generated that was paid to Educator Group Plans. The company has paid Educator Group Plans $230,253.07  for the rental of leads from inception through June 30, 2012. The total amount of revenue that was derived through our agreement with Educator Group Plans d/b/a Equita Mortgage Group in the years ended June 30, 2012 and 2011 was $1,383,722.76 and $311,961, respectively.

UUI has a relationship with Senior Advisor Services Inc. (“SAS”), a subsidiary of Educator Group Plans, Insurance Services Inc., that provides UUI with a continuous stream of information on potential prospects for Final Expense insurance. UUI rents additional “B” leads from SAS, which has agreed to rent previously marketed leads for Final Expense insurance to UUI upon request from UUI. UUI utilizes direct mail campaigns to senior citizens advertising final expense insurance. Through a similar mechanism as the mortgage protection insurance response card, UUI then uploads qualified responses and rents and distributes these leads through the Lead Station.

“A” Leads. Mortgage protection leads are rented to the independent agents for 30 days for an average cost of $38 per lead. Final expense leads are rented to the agents for 30 days at an average cost of $26 per lead. These “A” leads have never been rented to an agent. These leads are considered the best quality leads, hence the “A” lead designation. The agents have the ability to reduce the cost of their “A” leads from $38 per lead to $2.00 per lead, if they sell a prescribed amount of insurance from the “A” leads. This incentive motivates the agents to sell more insurance policies. The agent has 30 days to generate an insurance sale from the “A” lead before it becomes an available “B” lead that is available to other agents.

“B” Leads. Pre-rented leads are designated as “B” leads, which are rented to the agents that work in the mortgage protection and final expense markets. “B” leads have been rented one time previously. There are three categories of “B” lead depending on the age of the lead and the number of times the lead has been rented.

•	“Gold B” leads have been rented one time previously as an “A” lead. The cost of a “Gold B” lead is $7.00.

•	“Silver B” leads have been rented as an “A” lead and again as a “Gold B” lead. It is rented to an agent for 30 days at a cost of $5.00 per lead.

•	“Bronze B” leads has been rented once as an A lead, once as a “Gold B” lead, and once as a “Silver B” lead and is rented to an agent at a cost of $3.00.

A lead, whether an “A” or “B” type, is rented to only one agent at a time and is distributed based on the agent’s geographic territory. This provides the agent with exclusive access to this data for a specified period of time. The agents have 30 days to convert a lead to a policy/application. After 30 days of having the proprietary access to the lead, the lead becomes available to other agents.

Aging Leads are defined as an A lead that has been in the Lead Station system for more than 12 months are available to agents at a cost of $1.00 per lead. All leads are proprietary for 30 days to any agent who licenses the lead. The average age of “A” leads is 15 days old. The average age of “B” leads is 365 days old.

After a policy has been generated from a lead, UUI permanently removes that lead from the Lead Station. It is no longer available for rental to any UUI agent.

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Memberships

In addition to renting leads, the Company also sells premium membership packages. There are five different membership packages available to agents ranging from $0.00/month to $159.99/month. The Company memberships and benefits are outlined below and various Company Calls and other specific programs are defined further below the memberships.

BASIC MEMBERSHIP

Cost: $0.00/Month

All agents are issued a Basic membership when contracted and then have the ability to voluntarily upgrade to a paid membership plan (Executive, Entrepreneur, Partner or Founder Membership) at their discretion. A Basic membership guarantees an agent the following benefits:

·	Contracting with Company insurance carriers

·	Participation in the National Conference Call (defined below)

·	Invitation to all Company events and conferences (described below)

·	Allowed to rent “B” Leads

·	Mentorship and training from immediate manager only

EXECUTIVE MEMBERSHIP

Cost: $24.99/Month

An Executive membership guarantees an agent the following benefits:

·	All benefits of the Basic membership

·	Allowed to rent all Leads

·	Access to a telephone sales support helpline offering personalized support for agents to assist with clients.

·	Access to an assigned sales support manager to answer sales questions and administrative needs.

·	For a $500.00 deposit, an Executive member can request that the Company directly mail letters to new home owners and/or senior citizens to generate new direct mail response leads.

·	Access to a customized website template to help with recruiting new agents into their agent network.

·	Access to additional training materials, scripts, and training videos.

ENTREPRENEUR MEMBERSHIP

Cost: $59.99/Month

An Entrepreneur membership guarantees an agent the following benefits:

·	All benefits of the Executive membership

·	An Entrepreneur member can request that the Company directly mail letters to new home owners and/or senior citizens to generate new direct mail response leads and the Entrepreneur member is not required to deposit $500.00.

PARTNER MEMBERSHIP

Cost: $99.99/Month

A Partner membership guarantees an agent the following benefits:

·	All benefits of the Entrepreneur membership

·	Invitation to all Company events and conferences at 10% off cost where applicable.

·	50% discount on Final Expense “B” Leads.

·	The Partner member receives a $10.00/month commission for each agent recruited by the Partner member who signs up for the Partner membership.

·	The Partner member receives 5 free leads for every 5 new business applications submitted to the Company each month.

FOUNDER MEMBERSHIP

Cost: $159.99/Month

A Founder membership guarantees an agent the following benefits:

·	All benefits of the Partner membership

·	“A” Leads discounted to $19/lead with an exclusive 10-day rental.

·	The Founder member receives a $12.00/month commission for each agent recruited by the Founder member who signs up for the Founder membership.

Specific Programs:

Group Company Calls

The Company features daily and weekly training calls for our agents to learn valuable information, news, training, motivation, agent achievement and recognition. Every weekday our agents can participate in a morning motivational call. During the week there are numerous training calls on orientation, product training, team building and recruiting. Basic, Executive, Entrepreneur, Partner and Founder Members can participate in this specific program. The Company does not collect an additional fee associated with this specific program.

National Conference Call : The national call reviews the progress companywide of individual agents and top agencies. On this call, agents can expect updates on carrier news and changes. The host announces new agents, the top 10 individual producers, the top 3 agencies, and the top recruiter for the week.

 Area Lead Deposit The Company does a custom direct mail drop for its agents each week. As clients respond to and return the mailers, the leads are distributed daily to the agents. Executive, Entrepreneur, Partner and Founder Members can participate in this specific program. The Company does not charge an additional fee associated with this specific program except for the $500.00 deposit described above.

Advanced Boot Camp Training Boot Camp is geared toward training our licensed and contracted agents in a two-day, 20 hour classroom course. The agent will receive software, learn the products, agent guides, how to make applications, appointment setting and role play training. Executive, Entrepreneur, Partner and Founder Members can participate in this specific program. The Company does not charge an additional fee associated with this specific program.

Company Events and Conventions

Basic, Executive, Entrepreneur, Partner and Founder Members can participate in these specific programs. The Company may charge an admission fee for some of its Company events from time to time to offset the expenses associated with the particular event.

UNIQUE UNDERWRITERS UNIQUE -LIVE! Meetings The Company has opportunity meetings happening across the country called Unique-LIVE! where agents can come and learn first-hand about the Company from actual agents, managers and leaders. There are multiple meetings happening every week across the country. Basic, Executive, Entrepreneur, Partner and Founder Members can participate in this specific program. There is no additional fee associated with this specific program.

2012 BOLD LEADERSHIP CONFERENCE The annual Company Corporate Event was held in Colleyville, TX at the Colleyville Center on April 30, 2012. This conference emphasized agency planning, individual and team training and adding structure to the agent’s business. The agenda featured the best producers at the Company sharing their strategies and personal insights on how to grow their businesses. Basic, Executive, Entrepreneur, Partner and Founder Members can participate in this specific program. The Company charged the members an admission fee to attend this conference.

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Agent Training

The Company also provides an intense training program so the agent is better prepared to sell insurance products to prospective clients. Training is one of the key success factors for retaining productive agents and subagents. The approximate turnover in agents equates to 10%. There are several reasons an agent moves to another Independent Marketing Organization. Some of the reasons are attrition, inability to sell, inability to recruit, natural causes, economic reasons, relocation reasons, or higher commissions from a competitor.

UUI has a retention rate of 90% for recruited agents. This high retention rate is due to the high quality of leads, competitive commission levels and diversity of insurance carriers UUI offers them. Unique Underwriters is committed to providing professional sales and service for its insurance customers.

UUI agents have the opportunity to participate in an advanced training program which teaches them how to sell insurance products to prospective clients. UUI provides free basic training for all agents in the areas of Mortgage Protection and Final Expense insurance which consist of term, universal life, whole life and annuities. This training is done via webinars and conference calls hosted directly by UUI every two weeks.

UUI also promotes an advanced training two day course, “Boot Camp.” The average cost for the two day advanced training class is $250 per person. UUI does not receive any of this revenue. JD Butcher is the “Boot Camp” trainer and all proceeds go to him for conducting the class. Mr. Butcher is not an employee of UUI; he is an independent trainer that performs these intensive training sessions on behalf of UUI. Mr. Butcher is the father of Christine Butcher and no executive officers receive any financial or other benefit from this familial relationship.

Competition

UUI’s current and anticipated principal competitors are the following: AmeriLife, Bay Planning Inc., EPIC Insurance Company Educator Group Plans, Insurance Services Inc. and it subsidiaries, Consolidated Underwriters, ALB Insurance, National Agents Alliance, Insurance Wholesalers, as well as Life & Annuity Masters.

Unlike its competitors that provide a much broader scope of insurance products, UUI specializes in Mortgage Protection and Final Expense life insurance brokerage. Our ability to independently generate high quality leads that our agents are able to contact and sell term, universal, whole life, and annuity products provided by our agreements with multiple carriers. To further differentiate itself, UUI also offers a wide variety of agent training, sales, marketing, and administrative support to its agents. These services provide to UUI agents an edge over its competition.

Strategy and Implementation Summary

•	Emphasize service and ongoing support, which greatly enhances client and agent retention.

•	Build strong partnerships. UUI concentrates on building long-term relationships with our clients and agents, emphasizing the value of UUI’s customer–oriented objectives to ensure a long-term relationship with both the client and the agent.

•	Focus on target markets. We must continue to focus on selected insurance market segments that UUI identifies as prime candidates, for which we have significant experience and knowledge.

Marketing Strategy

UUI’s marketing strategy consists of determining what products or services may be of interest to our agents and customers, and the strategy to use in sales, communications and business development. UUI’s marketing strategy is an integrated process through which we build strong customer relationships and create value for our independent agents and clients. UUI focuses on developing its lead generation departments which will generate leads throughout the United States. With the customer and agent as the focus of our activities, marketing management is a major component of our overall business strategy. UUI realizes that in order to satisfy its organizational objectives, our organization should anticipate the needs and wants of the independent agent and clients, and satisfy these more effectively than our competitors. Among strategic marketing methods we utilize to build our agent network are, our company website www.uniqueunderwriters.com, and leveraging cost-effective advertising on social networks such as www.Monster.com, www.Craigslist.com, www.careerbuilder.com, www.Facebook.com, www.Youtube.com and www.Twitter.com

Future Services

As a future publicly traded company, the founders, management and board members will continue to seek to strategically advance market equity and shareholder value. This will be reviewed on a quarterly basis. Future services are constantly under review. Messrs. Wolfe, Simpson and Renda will be conducting the review described as Mr. Wolfe and Mr. Simpson are the sole founders and executive management, and Mr. Renda joins Messrs. Wolfe and Simpson as the sole board members.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party is or in which to our knowledge any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

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AUDITED FINANCIAL STATEMENTS

UNIQUE UNDERWRITERS, INC.

JUNE 30, 2012

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CONTENTS

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM……………………… 31

BALANCE SHEETS…………………………………………………………………………. 32

STATEMENTS OF OPERATIONS……………………………………………………………33

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)…………………………………34

STATEMENTS OF CASH FLOWS……………………………………………………………35

NOTES TO THE AUDITED FINANCIAL STATEMENTS……………….………………… 36-42

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Bongiovanni&

Associates, CPA’s

FL Office

7951 SW 6th St., Suite. 216

Plantation, FL 33324

Tel: 954-424-2345

Fax: 954-424-2230

NC Office

19720 Jetton Road, 3rd Floor

Cornelius, NC 28031

Tel: 704-892-8733

Fax: 704-892-6487

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Unique Underwriters, Inc.

We have audited the accompanying balance sheets of Unique Underwriters, Inc. (“the Company”) as of June 30, 2012 and 2011 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended June 30, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unique Underwriters, Inc. as of June 30, 2012 and 2011, and the results of its operations, changes in stockholders’ deficit and cash flows for the years ended June 30, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses, has negative working capital, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/ Bongiovanni & Associates, CPA’s/

Bongiovanni & Associates, CPA’s

Cornelius, North Carolina

October 3, 2012

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UNIQUE UNDERWRITERS, INC.
BALANCE SHEETS
AS OF JUNE 30, 2012 AND 2011

	June 30, 2012	June 30, 2011
		(Restated)
ASSETS

CURRENT ASSETS:
Cash	$19,156	$41,269
TOTAL CURRENT ASSETS	19,156	41,269

TOTAL ASSETS	$19,156	$41,269

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$63,995	$37,587
Accrued payroll taxes	16,700	—
Customer deposit	500	9,845
Deferred revenue	1,000	19,152
Unsecured demand loan payable	250,000	—
TOTAL CURRENT LIABILITIES	332,195	66,584

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock ($0.001 par value, 1,000,000,000 shares authorized; 77,460,612 and 75,387,282 shares issued and outstanding at June 30, 2012 and 2011, respectively)	77,461	75,387
Class A preferred stock ($0.001 par value with 10:1 conversion and voting rights, 100,000,000 shares authorized; - and - shares issued and outstanding at June 30, 2012 and 2011, respectively)	—	—
Class B preferred stock ($0.001 par value with 1:1 conversion and voting rights, 50,000,000 shares authorized; - and - shares issued and outstanding at June 30, 2012 and 2011, respectively)	—	—
Additional paid in capital	10,918,611	10,583,686
Retained deficit	(11,309,111)	(10,684,387)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(313,040)	(25,315

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$19,156	$41,269

The Report of Independent Registered Public Accoutning Firm and accompanying notes are an integral part of these financial statements

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UNIQUE UNDERWRITERS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011

	For the year ended
	June 30, 2012	June 30, 2011
REVENUES:		(Restated)
Insurance sales commissions	$1,741,975	$1,225,497
Lead sales commissions	750,690	700,463
Total commission	2,492,664	1,925,960

Cost of sales	(1,183,810)	(1,046,887)
Gross profit	1,308,854	879,073

EXPENSES:
Consulting fees	144,698	102,457
Contract labor	324,622	836,187
Payroll and related taxes	551,449	200,692
Computer/internet expenses	23,606	46,425
Credit card processing fee	18,114	35,302
Stock issued for services rendered	345,000	9,961,251
Professional fees	48,523	23,250
Insurance expenses	62,458	37,070
Rent	67,357	80,737
Other general and administrative expenses	347,767	108,671
Total expenses	1,933,593	11,432,042

Income (loss) from operations	$(624,739)	$(10,552,969)

Interest income	15	198

Loss before income taxes	(624,724)	(10,552,771)

Provision for income taxes	—	—

NET (LOSS)	$(624,724)	$(10,552,771)

Basic and fully diluted net (loss) per common share:	$(0.01)	$(0.56)

Weighted average common shares outstanding	75,681,505	18,795,185

The Report of Independent Registered Public Accoutning Firm and accompanying notes are an integral part of these financial statements

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UNIQUE UNDERWRITERS, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011

			Common
			Stock	Additional	(Restated)	(Restated)
	Common Stock		Subscription	Paid-in	Retained	Stockholders' Equity
	Shares	Amount (Par value $0.001)	Receivable	Capital	(Deficit)	(Deficit)

Balances, June 30, 2010	1,000	$—	$(28,500)	$100,000	$(131,616)	$(60,116)

Stock issued for services rendered	66,400,817	66,401	—	9,894,850	—	9,961,251

Stock issued for cash	8,985,465	8,985	28,500	588,836	—	626,322

Net loss for the year ended June 30, 2011	—	—	—	—	(10,552,771)	(10,552,771)

Balances, June 30, 2011	75,387,282	$75,387	$—	$10,583,686	$(10,684,387)	$(25,315)

Stock issued for services rendered	2,300,000	2,300	—	342,700	—	345,000

Stock redemption and cancellations	(226,670)	(227)		(7,774)	—	(8,001)

Net loss for the year ended June 30, 2012	—	—	—	—	(624,724)	(624,724)

Balances, June 30, 2012	77,460,612	$77,461	$—	$10,918,611	$(11,309,111)	$(313,040)

The Report of Independent Registered Public Accoutning Firm and accompanying notes are an integral part of these financial statements

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UNIQUE UNDERWRITERS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011

	For the year ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:		(Restated)
Net (loss)	$(624,724)	$(10,552,771)
Adjustments to reconcile (net loss) to net cash
(used in) operations:
Stock issued for services rendered	345,000	9,961,251
Increase (decrease) in operating liabilities
Accounts payable	26,408	(8,703)
Customer deposit	(9,345)	(8,003)
Deferred revenue	(18,152)	—
Accrued payroll taxes	16,700	—
NET CASH (USED IN) OPERATING ACTIVITIES	(264,113)	(608,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares to accredited investors	—	626,322
Incurrence of unsecured demand loan payable	250,000	—
Stock redemption and cancellation	(8,001)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	242,000	626,322

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(22,113)	18,096

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR	41,269	23,174

END OF THE YEAR	$19,156	$41,269

The Report of Independent Registered Public Accoutning Firm and accompanying notes are an integral part of these financial statements

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Notes to audited financial statements

June 30, 2012

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unique Underwriters, Inc. (the “Company”) is a national, independent, mortgage protection insurance sales and marketing company located in the Dallas, Texas area. The Company was incorporated in the State of Texas on July 28, 2009.

Unique Underwriters, Inc. offers the following forms of insurance sales:

Mortgage life insurance is a form of life insurance that will cover the cost of the mortgage in the event of policy holder’s death, so that his/her family doesn’t have to worry about paying it off without the aid of primary income. Life insurance can be used for a variety of purposes, such as: providing for your spouse and children, paying off a mortgage and other debts, transferring wealth or business interests, accumulating cash on a tax advantaged basis, achieving estate tax liquidity, saving money for college expenses or retirement or other life events. Disability Insurance pays the insured a monthly benefit if he/she becomes disabled, as a result of an accident or disease, and cannot perform the duties of their own job.

Funeral expense insurance is an insurance policy used to pay for funeral services and a burial when the named insured dies. Such a policy helps ease the financial burden placed on a family when a loved one dies. It is no different than a traditional life insurance policy with a small monetary value. Funeral expense insurance allows the named insured to feel safe knowing that funeral-related expenses are covered regardless of the status of their estate at the time of death.

Annuities provide tax-deferred growth, liquidity, and income options, plus a death benefit that may bypass the costs and delays of probate. An annuity could be right if: a) prefer to delay taxes to a later date; b) are already contributing all you can to your IRA or qualified plan; c) are comfortable that you won’t need extra money immediately; d) prefer a minimum guaranteed interest rate. The Company an array of products that include fixed indexed annuities that are based on the performance of an Index, which provides you with all the upside potential and none of the downside risk of the market.

Basis of Presentation

The financial statements include the accounts of Unique Underwriters, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

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Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,

(ii)	the services have been rendered and all required milestones achieved,

(iii)	the sales price is fixed or determinable, and

(iv)	collectability is reasonably assured.

The approval from the Company’s insurance carriers, which occurs upon receipt of our commission check and the policy, is reviewed online, and related completion of services to the client is an event that triggers revenue recognition.

No revenue is recognized prior to receipt of the commission check.

The lead sales revenue is recognized when one of our agents submits an order to rent leads and simultaneously their credit card is processed and the leads are distributed to them. The Company recognizes revenue when the agent submits an order to rent the leads for 30 days. After thirty days the leads become available for rental to another agent. Leads may be rented multiple times at decreasing rates due to the lead’s age and number of times it has been rented.

Membership revenue recognition occurs when an agent registers for one of the Company’s websites online and submits their payment information; the agent must give 30 days notice of request to cancel their membership. The Company recognizes revenue related to our various membership plans as income on a straight-line basis over the length of membership period.

Cost of Sales - The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition and include marketing and leads generation costs, leads purchased costs and agent expenses. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

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Loss Per Share - Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of June 30, 2012 and 2011.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. For the year ended June 30, 2012, the Company recorded $345,000 in compensation expense based on the fair value of services rendered in exchange for common shares issued to the vendors. These approximated the fair value of the shares at the dates of issuances.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, deferred revenue, customer deposits and notes payable approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at June 30, 2012 and 2011 nor gains or losses are reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the for the year ended June 30, 2012 and 2011.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  The amendment results in a consistent definition of fair value and ensures the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards (“IFRS”). This amendment changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on our financial position or results of operations.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, “Comprehensive Income (Topic 220), and Presentation of Comprehensive Income”.  ASU 2011-05 amends the presentation of other comprehensive income and the Statements of Operations. Under this amendment, entities will be required to present the total of comprehensive income, the components of net income,  and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Regardless of which reporting option is selected, the Company is required to present on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented.   The current option to report other comprehensive income and its components in the statement of changes in equity has been eliminated. This amendment will be effective for the Company on January 1, 2012 and full retrospective application is required. We do not anticipate that this amendment will have a material impact on our financial statements.

Effecting certain sections covered under ASU 2011-05,  in December, 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220)”, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in ASU 2011-05”.  The pronouncement is effective for fiscal years and interim periods beginning January 1, 2012 with retrospective application for all comparative periods presented.  The Company’s adoption of the new standard is not expected to have a material effect on our financial position or results of operations.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-08, “Intangibles – Goodwill and Other (Topic 350), Testing Goodwill for Impairment”.  ASU 2011-08 amends the required annual impairment testing of goodwill by providing an entity an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events and circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test under Topic 350-24 and Topic 350-20-35-9 is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the impairment testing under Topic 350-24 by calculating the fair value of the reporting unit and comparing the results with the carrying amount.  If the fair value exceeds the carrying amount, then the entity must perform the second step test of measuring the amount of the impairment test under Topic 350-20-35-9.

An entity has the option to bypass the qualitative assessment and proceed directly to the two step goodwill impairment test.  Additionally, the entity has the option to resume with the qualitative testing in any subsequent period.  The amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”.  The guidance in this update requires us to disclose information about offsetting and related arrangements to enable users of our financial statements to understand the effect of those arrangements on our financial position.  The pronouncement is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented.  Our adoption of the new standard is not expected to have a material effect on our financial position or results of operations.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 INCOME TAXES

At June 30, 2012, the Company had federal and state net operating loss carry forwards of approximately $1,003,000 that expire in various years through the year 2032. The $9,961,251 and $345,000 in Note 3 are disallowed for federal income tax deductions.

Due to operating losses, there is no provision for current federal or state income taxes for the years ended June 30, 2012 and 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at June 30, 2012 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $351,000 less a valuation allowance in the amount of approximately $351,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $98,000 and $207,000 for the years ended June 30, 2012 and 2011, respectively.

The Company’s total deferred tax asset as of June 30, 2012 and 2011 are as follows:

	2012	2011

Total deferred tax asset	$351,000	$253,000
Valuation allowance	(351,000)	(253,000)
Net deferred tax asset	$—	$—

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the years ended June 30, 2012 and 2011 are as follows:

	2012	2011

Income tax computed at the federal statutory rate	35%	35%
Valuation allowance	(35%)	(35%)
Total deferred tax asset	0%	0%

NOTE 3 CAPITAL STOCK

The Company is currently authorized to issue 1,000,000,000 common shares at $.001 par value per share.

The Company is currently authorized to issue 100,000,000 Class A preferred shares at $.001 par value per share with 10:1 conversion and voting rights.

The Company is currently authorized to issue 50,000,000 Class B preferred shares at $.001 par value per share with 1:1 conversion and voting rights.

During the year ended June 30, 2011, the Company issued 8,985,465 common shares in exchange for $626,322 in cash collections pursuant to a private placement to accredited investors made under Regulation 504.

During the year ended June 30, 2011, the Company issued as compensation for services a total of 66,400,817 common shares, out of which 65,000,000 common shares were issued to its founders. The fair value of this issuance was $9,961,251, or approximately $.15 per share, determined by an arm’s length private placement with non-affiliate investors since there was no trading market for our common stock.

During the year ended June 30, 2012, the Company repurchased and retired 226,670 shares of common stock from former shareholders for a total of $8,001.

During the year ended June 30, 2012, the Company issued as compensation for services provided a total of 2,300,000 common shares with a market value of $345,000 to several parties. The market value of the shares approximated the fair market value of services received.

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NOTE 4 LEASE AND EMPLOYMENT COMMITMENTS AND RELATED PARTY TRANSACTION

The Company has a three year lease at $5,330 per month with an unrelated party. The lease expires on April 30, 2014.

The Company assumed and renewed a shopping center lease from a party related through common ownership. The lease is for five years at $840 per month and expires on May 31, 2016.

Future minimum rental payments under the leases for the next five years are as follows:

2012	$74,040
2013	74,040
2014	63,380
2015	10,080
2016	9,240
$230,780

During the year ended June 30, 2012, the Company signed an employment agreement with its Chief Executive Officer. Under the agreement, its Chief Executive Officer shall be entitled to receive from the Company the following:

a.	an annual salary of $100,000.00, payable to Employee on a weekly basis; and

b.	an amount equal to 5% of Submitted Production from the Mortgage and Final Expense divisions, described below, determined on a cash basis during each calendar year, provided and on the condition that Employee’s employment by the Company is not terminated by the Company. “Submitted Production” shall be defined herein as any insurance business submitted to the Company through the efforts of Employee. “Mortgage and Final Expense divisions” shall be defined herein as two different distribution channels with different agents and sales platforms, such that “Mortgage” generates leads from people that are new and existing home owners and from people that have refinanced on their homes and “Final Expense” generates leads from lower income seniors ages 50 – 85.

The agreement shall immediately terminate upon the occurrence of any one of the following events:

a. Employee’s death;

b. Employee’s permanent disability as determined by the Employer;

c.	Employee is convicted by a court of competent jurisdiction of fraud, misappropriation, embezzlement, dishonesty, or other similar act; or

d.	both Employee and Ralph Simpson agree that Employee should voluntarily terminate his employment with Employer.

During the year ended June 30, 2012, the Company paid $70,532 in corporate housing for one of its majority shareholders.

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NOTE 5 LOSS PER SHARE

Loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the periods. Basic and diluted loss per share was the same for the year ended June 30, 2012 and 2011.

NOTE 6 SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended June 30, 2012 and 2011 are summarized as follows:

Cash paid during the period for interest and income taxes:

	2012	2011

Income Taxes	$-0-	$-0-
Interest	$-0-	$-0-

NOTE 7 GOING CONCERN AND UNCERTAINTY

The Company has suffered recurring losses from operations since inception and has a negative working capital. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to resolve it liquidity problems and increase profitability in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 8 UNSECURED DEMAND LOAN PAYABLE

During the year ended June 30, 2012, the Company borrowed $250,000 from an unrelated party. There is no written agreement between the Company and the party. The loan is unsecured, interest free and repayable currently. The effects of imputed interest are immaterial to the financial statements taken as a whole.

NOTE 9 SEGMENT REPORTING

The Company follows paragraph 280 of the FASB Accounting Standards Codification for disclosures about segment reporting. This Statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of June 30, 2012 and 2011.

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NOTE 10 RESTATEMENT OF FINANCIAL STATEMENTS

On March 19, 2012, the Company’s management concluded that the Company’s audited financial statements for the year ended June 30, 2011 should no longer be relied upon. Specifically, the issuance of 65,000,000 shares to its founders on March 1, 2011 was re-valued at $.15 per share from $.001 per share, and the issuance of 400,000 shares and 300,000 shares to its services providers on February 8, 2011 and November 19, 2010, respectively, was re-valued at $.15 per share from $.02 per share. As a result, the Company’s net loss changed from $(784,774) to $(10,560,774) for the year ended June 30, 2011. The Company did not find any understatement in expenses for the comparative year ended June 30, 2010.

On August 22, 2012, the Company’s management found some of the Area Lead Request Deposits which should have been recorded as deferred revenue or customer deposits has been mistakenly recorded as revenue. Specifically, for the year ended June 30, 2010, the Company received an aggregate of $38,000 the Area Lead Request Deposits, of which $1,000 was refunded to the clients in the same fiscal year, $15,149 turned into revenue in the next fiscal year, $16,506 was refunded to the clients in the fiscal year ended June 30, 2011, $4,845 was refunded to the clients in the fiscal year ended June 30, 2012 and $500 was refunded to a client in the fiscal year ended June 30, 2013. In the financial statements ending June 30, 2010, customer deposits in the amount of $21,851 and deferred revenue in the amount of $15,149 was recorded in the balance sheet and $37,000 was deducted from revenue in the statement of operation. For the year ended June 30, 2011, the Company received an aggregate of $35,500 the Area Lead Request Deposits, of which $11,848 was refunded to the clients in the same fiscal year, $19,152 turned into revenue in the next fiscal year and $4,500 was refunded to the clients in the fiscal year ended June 30, 2012. In the financial statement ending June 30, 2011, customer deposits was reduced by $12,006 to $9,845, deferred revenue was increased by $4,003 to $19,152 and revenue was increased by $8,003 to $1,925,960.

The following table sets forth all the accounts in the original amounts and restated amounts, respectively.

As of June 30, 2010	Original	Restated

Deferred revenue	$—	$15,149
Customer deposits	$—	$21,851

For the year ended June 30, 2010	Original	Restated

Total revenue	$103,668	$66,668

Statement of Retained Deficit	2010 (as restated)

Balance, June 30	$(94,616)
Adjustment	$(37,000)
Adjusted balance, June 30	$(131,616)

As of June 30, 2011	Original	Restated

Customer deposits	$—	$9,845
Deferred revenue	$—	$19,152
Additional paid in capital	$807,686	$10,583,686
Retained deficit	$(879,390)	$(10,684,387)

For the year ended of June 30, 2011	Original	Restated

Revenue	$1,917,957	$1,925,960
Consulting fee	$163,958	$102,457
Stock issued for services rendered	$143,750	$9,961,251
NET LOSS	$(784,774)	$(10,552,771)

Statement of Retained Deficit	2010 (as restated)

Balance, June 30	$(879,390)
Adjustment	$(9,804,997)
Adjusted balance, June 30	$(10,684,387)

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AGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

UUI engaged Bongiovanni & Associates, Certified Public Accountants of Cornelius, NC, as our principal independent registered public accountants as of February 28, 2011. We did not consult with Bongiovanni & Associates, regarding the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements. Neither a written report nor oral advice was provided to the Company by Bongiovanni & Associates that they concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. We did not consult Bongiovanni & Associates regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K and related instructions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS STATEMENTS

There are factors that could affect our future financial performance. These factors that could cause the actual results to differ from our estimates or underlie such statements are set forth in various sections of this Prospectus. These factors include, but are not limited to:

· The success or failure of the Company’s efforts to successfully market the website and product matrix as scheduled;

· The Company’s ability to attract, and build an agent base;

· The Company’s ability to attract and retain quality employees;

· The effect of changing economic conditions;

· The ability of the Company to obtain adequate debt financing if only a fraction of this offering is sold; and other risks, which are described under “RISK FACTORS” and which may be described in future communications to shareholders. The Company makes no representation and undertakes no obligation to update the information to reflect actual results or changes in assumptions or other factors that could affect those statements.

You are cautioned not to place undue reliance on these statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any statements to reflect new information or the occurrence of unanticipated events or otherwise.

Recent Developments

UNIQUE UNDERWRITERS, INC. was founded on July 28, 2009 and is organized as a C corporation under the laws of the State of Texas. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company may incur losses in the future. There can be no assurances that Unique Underwriters, Inc. will continue to sustain operations.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to companies that comply with public company effective dates.

Results of Operations

For the years ended June 30, 2012 and 2011

Revenues

We had revenue of $2,492,664 for the year ended June 30, 2012, of which $1,741,975 from the commissions due to sales of insurance products, including Mortgage life insurance, Final expense insurance and annuities, and $750,690 from the sales of leads. Comparatively, we had revenue of $1,925,960 for the year ended June 30, 2011, of which $1,225,497 from the commissions due to sales of insurance products, including Mortgage life insurance, Final expense insurance and annuities, and $700,463 from the sales of leads. The revenue figure during the year ended June 30, 2012 grew because our business increased as a result of getting our advertising and marketing program increased.

We recognized our commission as revenues upon the approval from our insurance carriers and related completion of services to the client, and recognized the lead sales revenue when one of our agents submitted an order to purchase leads and simultaneously their credit card was processed and the leads were distributed to them.

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Cost of Sales

The cost of sales was $1,183,810, or 47.5% of revenues, for the year ended June 30, 2012, including Marketing/Leads Generation of $408,854, Leads Purchased Cost of $ 188,623 and agent expenses of $586,333. Comparatively, our cost of sales was $1,046,887, or 54.4% of revenues, for the year ended June 30, 2011, including Marketing/Leads Generation of $707,492, Leads Purchased Cost of $136,495 and agent expenses of $202,900.

We recognized cost of sales in the same manner in conjunction with revenue recognition, when the costs were incurred. Cost of sales includes the costs directly attributable to revenue recognition, marketing and leads generation costs and leads purchased costs. Payments to agents would be examples of cost of sales items.

Contract labor expenses were not directly related to the generation of sales, rather were involved in the selling, general and administrative expenses of the business.

Expenses

We had operating expenses of $1,933,593 for the year ended June 30, 2012, resulting in a loss of $624,724 from operations during the year. We had operating expenses of $11,432,042 for the year ended June 30, 2011, resulting in a loss of $10,552,771 from operations during the year. The significant decrease in operating expenses during the year ended June 30, 2012 was due primarily to the decrease in non-cash services expenses by $9,616,251. We had non-cash services expenses of $345,000 during the year ended June 30, 2012 due to the issuance of 2,300,000 shares of our Common Stock to the consultants for services rendered. The fair value of the shares was approximately $.15 per share determined by the fair value of services received. Comparatively, we had non-cash services expenses of $9,961,251 during the year ended June 30, 2011 due to the issuance of 66,400,817 shares of our Common Stock to the consultants for services rendered. The fair value of the shares was approximately $.15 per share determined by an arm’s length private placement with non-affiliate investors since there was no trading market for our common stock.

The significant components consisting of our operating expenses also included consulting fee, contract labor, payroll and related taxes, rent and other administrative expenses, which were set forth in the following table.

	For the year ended June 30, 2012	For the year ended June 30, 2011
Consulting fee	144,698	102,457
Contract labor	324,622	836,187
Payroll and related taxes	551,449	200,692
Rent	67,357	80,737
Professional fees paid with common stock	345,000	9,961,251
Other general and administrative expenses	347,767	108,671

Included in other administrative expenses in the accompanying statement of operations are miscellaneous and sundry expenses pertaining to office expenses and office supplies that are immaterial to be presented separately on the face of the statement of operations.

Liquidity and Capital Resources

For the years ended June 30, 2012 and 2011

Operating Activities

Net cash used in operating activities was $264,113 and $608,226 during the years ended June 30, 2012 and 2011, respectively. Negative cash flow from operation during the year ended June 30, 2012 was due to the net loss of $624,724, plus the decrease in customer deposit and deferred revenue by $9,345 and $18,152, respectively, offset by the increase in accounts payable and accrued payroll taxes in amount of $26,408 and $16,700, respectively, and the non-cash expenses of $345,000 resulting from the stock issuance of 2,300,000 shares as compensation. Negative cash flow from operation for the year ended June 30, 2011 due primarily to the net loss of $10,552,771, plus the decrease in accounts payable in the amount of $8,703, offset by the non-cash expenses of $9,961,251 resulting from the stock issuance of 66,400,817 shares as compensation.

Financing Activities

Net cash provided by financing activities was $242,000 and $626,322 for the years ended June 30, 2012 and 2011, respectively. Positive cash flow from financing activities during the year ended June 30, 2012 was due primarily to the proceeds of $250,000 from unsecured loan payable, offset by stock redemption in amount of $8,001. Comparatively, positive cash flow from financing activities during the year ended June 30, 2011 was due primarily to the proceeds from sales of common stock to accredited investors.

We planned to raise a minimum of $100,000 and a maximum of $600,000 in order to continue our marketing plan and build a customer base. The company was successful in achieving $697,819, which will go toward achieving our goals. A large portion of the funds raised will be invested in advertising, marketing, and consulting fees. Our success is contingent upon having enough capital to build enough customers to support the business.

We had cash of $19,156 on hand as of June 30, 2012, the most readily available recent date. Our losses for the year ended June 30, 2012 was $624,724. The Company’s current cash on hand is not sufficient to meet our working capital requirements for the next twelve month period. Completion of our plan of operations is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to achieve operation and growth goals and to meet our working capital requirements. We will not receive any proceeds from the sale of common stock in this offering. If we are able to conduct an equity offering, there will be dilution to the current stockholders of the Company and to the investors that acquire shares in the offering; and if we are able to conduct a debt offering, we will likely be subject to various covenants on our business operations and may be required to make payments during the term of the securities.

We anticipate that our operational, and general and administrative expenses for the next 12 months will total approximately $1,500,000. We also do not expect any significant additions to the number of employees, unless financing is raised. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

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Critical Accounting Policies

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,

(ii)	the services have been rendered and all required milestones achieved,

(iii)	the sales price is fixed or determinable, and

(iv)	collectability is reasonably assured.

The approval from the Company’s insurance carriers, which occurs upon receipt of our commission check and the policy, can be reviewed online, and related completion of services to the client is an event that triggers revenue recognition.

No revenue is recognized prior to receipt of the commission check.

The lead sales revenue is recognized when one of our agents submits an order to rent leads and simultaneously their credit card is processed and the leads are distributed to them. The Company recognizes revenue when the agent submits an order to rent the leads for 30 days. After thirty days the leads become available for rental to another agent. Leads may be rented multiple times at decreasing rates due to the lead’s age and number of times it has been rented.

Membership revenue recognition occurs when an agent registers for one of our websites online and submits their payment information; the agent must give 30 days notice of request to cancel their membership. We recognize revenue related to our various membership plans as income on a straight-line basis over the length of membership period.

Cost of Sales - The Company policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition and include marketing and leads generation costs, leads purchased costs and agent expenses. Selling, general and administrative expenses are charged to expense as incurred.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants regarding our accounting, financial disclosures or any other matter.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of the date of this Prospectus:

Name	Age	Title
Samuel Wolfe	30	Chief Executive Officer, President, Director
Ralph Simpson	49	Chief Financial Officer and Controller, Chairman, Founder, Director,
Rudolph J. Renda	59	Director

None of our directors or officers is a director in any other U.S. reporting companies. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director is a party adverse to us or has a material interest adverse to us.

Director and Executive Biographies

Samuel Wolfe, Co-founder, Chief Executive Officer/President and Director.

Mr. Wolfe has served as Chief Executive Officer, President, and Director since May of 2010 when he co-founded Unique Underwriters, Inc. Prior thereto, from 2003 to 2009, Mr. Wolfe served as Chief Marketing Officer and eventually President for Equita Mortgage Group (EMG), a mortgage protection insurance company. While employed at EMG, Mr. Wolfe was responsible for managing the Mortgage Protection insurance business, including providing leads for agents nationwide specializing in the mortgage protection market, where he led the design and implementation of all sales and marketing strategies. Since 2002, his primary focus has been the Mortgage Protection, Final Expense, Tax Shelter Annuities, 403b, and Annuity markets. Over the years, Mr. Wolfe aspired to create a more distinctive independent marketing organization that brokered insurance and licensed leads to agents in a mentor-network environment. Using his experience and innovative designs for networking organizations, Mr. Wolfe aligned his organizational and lead generation experience with Mr. Simpson’s experience in the areas of recruiting, training and marketing in the insurance business.

Ralph Simpson, Chief Operating Officer, Chairman, Director

Mr. Simpson has more than 20 years in the real estate industry and over 10 years in the insurance industry. He serves as the co-founder, Chairman, Chief Operating Officer and Director of UUI. Ralph purchased his first income producing property at the age of 18. After graduating college, Mr. Simpson built and sold several businesses, and in 2001 after being recruited into the mortgage protection insurance market, Ralph realized the need for standardized training for new agents and established an insurance pre-licensing training institute “Simpson Sales Academy in Bedford Texas. Mr. Simpson was a licensed insurance agent for Conseco from 2001 to 2003, with National Agents Alliance from 2003 – December of 2008, and Equita through April of 2010. In May of 2010, Mr. Simpson, in conjunction with Sam Wolfe, co-founded Unique Underwriters, Inc. The Simpson Sales Academy continues to support pre-licensing training for insurance agents, however, does not conflict with nor compete with Unique Underwriters, Inc. The Simpson Group was previously affiliated with “National Agents Alliance” prior to the formation of Unique Underwriters Inc., however, is the company is now used only for his personal real estate investments.

Mr. Wolfe and Mr. Simpson are also co-owners of Teflon Holdings, LLC, which is a shell corporation formed as an LLC which has not been utilized as of this date nor do Messrs. Wolfe and Simpson have any immediate plans to develop any company under this shell corporation.

Rudolph J. Renda, Director

Mr. Renda is an independent board member for Unique Underwriters, Inc. and serves on the Audit Committee, Compensation Committee, as well as the Nominating and Corporate Governance Committee since November of 2011. Mr. Renda is the founder and CEO of Oscar Renda Contracting, listed as one of the top 100 national utility water construction contractors engaged in the construction of environmental infrastructure, water and wastewater treatment plants, cross-country pipelines, tunneling and river crossings. Renda is also fifty percent owner of Renda Environmental, which engages in the recycling of bio-organics. Mr. Renda also owns a minority Interest in a medical research and diagnostics firm, True- Bios LLC, and a minority interest in an advertising agency, The Integrated Advertising Agency. Prior to the founding of Oscar Renda Construction, Mr. Renda was the majority owner of Landmark Banks Mid-cities, with three branches in Euless Texas, Colleyville, Texas, and Fort Worth, Texas, which were sold to Southtrust Bank. After graduating from college in 1974 with a major in accounting, Mr. Renda became a staff auditor with PricewaterhouseCoopers for two years.

In light of the business and structure of Unique Underwriters, it was important to choose directors with the particular experience, qualifications and skills in order to serve as directors of the Company. The two persons affiliated with UUI who have the most experience in the insurance industry are Samuel Wolfe and Ralph Simpson. In the case of Mr. Wolfe, he has previously co-founded a mortgage protection insurance company and an independent marketing organization which focused on mortgage protection insurance. In the case of Mr. Simpson, he has worked in the mortgage protection insurance industry since 2001 and previously founded his own insurance agency. In addition, both Mr. Wolfe and Mr. Simpson have experience with developing, managing and supervising marketing, administrative and sales departments for insurance marketing companies. The addition of Mr. Renda provides an unbiased, objective view to the Company’s business, planning and governance. With over 35 years of successful business ownership, management and accounting experience, Mr. Renda is well qualified to serve on the committees to which he has been appointed.

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EXECUTIVE COMPENSATION

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officer and chief operating officer (“Named Executive Officers”) for the last three fiscal years.

SUMMARY COMPENSATION TABLE*
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Samuel Wolfe, CEO/ President	2012 2011 2010	130,000 106,000 100,000	0 0 0	0 4,875,000 0	0 0 0	0 0 0	0 0 0	0 0 0	130,000 4,981,000 100,000
Ralph Simpson, COO/ Chairman	2012 2011 2010	130,000 106,000 100,000	0 0 0	0 4,875,000 0	0 0 0	0 0 0	0 0 0	0 0 0	130,000 4,981,000 100,000

*The fair value of the stock awards was $9,750,000, or approximately $.15 per share, determined by the most recent private placement with non-affiliate investors since there was no trading market for our common stock.

Employment Agreements

None

Equity Awards

The shares awarded to Messrs. Wolfe and Simpson are fully vested. The fair value of the shares awarded was based on their service of forming the Company. These shares were issued later because there were not an adequate number of authorized shares in the Company’s treasury at the foundation of the company. No stock options or stock appreciation rights were outstanding with respect to any of our directors or executive officers as of February 10, 2012.

Compensation of Directors

No compensation has been paid to any of our directors in consideration for their services rendered in their capacity as directors during our fiscal year ended June 30, 2012.

Director and Officer Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, but have not done so to date due to our relatively small size.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a corporate governance committee and staffed these three committees with the individuals best suited to accomplish the duties and responsibilities associated with audit, compensation and governance within UUI. Those individuals are Samuel Wolfe, Ralph Simpson and Rudolph Renda.

Directors/Members	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Samuel Wolfe	X	X	X
Ralph Simpson	X	X	X
Rudolph J. Renda	X	X	X

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

  Appointing, compensating and overseeing the work of our independent auditors;
  Approving engagements of the independent auditors to render any audit or permissible non-audit services;
  Reviewing the qualifications and independence of the independent auditors;
  Monitoring the rotation of partners of the independent auditors on our engagement team as required by law;
  Reviewing our financial statements and reviewing our critical accounting policies and estimates;
  Reviewing the adequacy and effectiveness of our internal controls; and
  Reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

Compensation Committee. Our compensation committee oversees our corporate compensation policies, plans and programs. The compensation committee is responsible for, among other things:

  Reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
  Reviewing and approving compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;
  Evaluating the performance of our executive officers in light of established goals and objectives ; and
  Administering our equity compensation plans for our employees and directors.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. The nominating and corporate governance committee is responsible for, among other things:

  Evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;
  Assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;
  Recommending desired qualifications for board of directors membership and conducting searches for potential members of the board of directors; and
  Reviewing and making recommendations with regard to our corporate governance guidelines.

Our board of directors may from time to time establish other committees.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of October 10, 2012, the number of shares of our common stock that are beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each executive officer and director of our company; and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 77,460,612 shares of our common stock were issued and outstanding as of the date of this Prospectus. Unless otherwise indicated, the address of each person listed is Unique Underwriters, Inc. 5650 Colleyville Blvd, Colleyville, Texas 76034 817-281-3200, website: WWW.UNIQUE UNDERWRITER.COM

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

Samuel Wolfe,	32,500,000	42.90%
Ralph Simpson,	32,500,000	42.90%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Educator Group Plans, Insurance Services Inc. d/b/a Equita Mortgage Group and its affiliates, including Senior Advisor Services, are owned and operated by Richard Wolfe and Robert Myer. Mr. Robert Wolfe is also the step-father of the co-founder of UUI, Samuel Wolfe. The Agency Agreement between Equita and UUI contains the identical agreement terms and conditions as the agency agreements in place with other Equita agents. UUI does not have or gain any competitive or monetary advantage as an agent for Equita. The agency agreement is summarized on page 9 of this filing. The milestones for continuing the agency agreement require that $3,000,000 in paid annual premium are maintained within any 12 month period which is the equivalent of $1.5 million in annual revenue. Equita receives 10-15% of the any commissions paid to Unique Underwriters from the carriers. Richard Wolfe and Educator Group Plans et al, have no personal or beneficial interests in UUI other than its participation in the Equita agency program. Since Educator Group Plans is paid their override commission directly from the carriers the Company does not have any knowledge of the aggregate amount of revenue that the Company has generated that was paid to Educator Group Plans. The company has paid Educator Group Plans $230,253.07  for the rental of leads from inception through June 30, 2012. The total amount of revenue that was derived through our agreement with Educator Group Plans d/b/a Equita Mortgage Group in the years ended June 30, 2012 and 2011 was $1,383,722.76 and $311,961, respectively.

Director Independence

Although, we are not subject to listing requirements of any national securities exchange or national securities association and, as a result, are not at this time required to have our board comprised of a majority of “non-independent directors”, the Company has appointed Rudolph J. Renda, as of November 2011, to serve as an independent director. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We will file reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1 (Commission file No. 333-132165), including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and our other filed reports, proxy statements, and other information at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of the materials filed with the SEC can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information about us and the securities being offered under this prospectus, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$179
Legal fees and expenses	6,000
Accounting fees and expenses	7,600
Printing expenses	0
Blue sky fees and expenses	3,950
Transfer agent and registrar fees and expenses	1,000
Miscellaneous	0

Total	$18,729

Item 14. Indemnification of Directors and Officers.

Our articles of incorporation and Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities.

Unique Underwriters, Inc. is authorized to issue up to 1,000,000,000 shares of common stock with a par value of $0.001. The company is not listed for trading on any securities exchange in the United States and there has been no active market in the United States or elsewhere for the common shares.

During the current year, the company has sold the following securities which were not registered under the Securities Act of 1933, as amended:

5,000,000 common shares through Regulation D 506 offering dated June 1, 2010

3,985,465 common shares through Regulation D 506 offering dated August 19, 2010

Accredited Investors were identified by completing the company’s “Accredited Investor” Questionnaire (see Exhibit 10.3)

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Item 16. Exhibits and Financial Schedules.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated by reference to the exhibit 3.1 to the Registration Statement S-1filed March 16, 2011)

3.2 (a)	Amended Articles of Amendment to Articles of Incorporation, dated December 7, 2010 (incorporated by reference to the exhibit 3.2 to the Registration Statement S-1 filed March 16, 2011)

3.2 (b)	Amended Articles of Amendment to Articles of Incorporation, dated April 15, 2011 (incorporated by reference to the exhibit 3.2 to the Registration Statement S-1/A filed April 25, 2011)

3.3	Bylaws (incorporated by reference to the exhibit 3.3 to the Registration Statement S-1 filed March 16, 2011)

4	Form of Stock Certificate (incorporated by reference to the exhibit 4 to the Registration Statement S-1/A filed April 25, 2011)

5.1	Opinion of McMullen Associates, LLC

5.2	Opinion of DeWeese and Associates

10.1	Form of Subscription Agreement for the Private Placement (incorporated by reference to the exhibit 10.1 to the Registration Statement S-1/A filed April 25, 2011)

10.2	General Agent Agreement(incorporated by reference to the exhibit 10.2 to the Registration Statement S-1/A filed April 25, 2011)

10.3	“Accredited Investor” Questionnaire (incorporated by reference to the exhibit 10.3 to the Registration Statement S-1/A filed May 24, 2011)

10.4	Agent Agreement with Educator Group Plans, Inc. DBA Equita Mortgage Group dated June 4, 2010.

23.1	Consent Of Independent Registered Public Accounting Firm

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Item 17. Undertakings.

The undersigned Company hereby undertakes to:

1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colleyville, the State of Texas, in the United States of America, on the 12th day of October, 2012.

UNIQUE UNDERWRITERS, INC.

By:	/s/ Ralph Simpson
Ralph Simpson Chief Financial Officer and Controller, Chairman and Founder (Director)

By:	/s/ Samuel Wolfe
Samuel Wolfe Chief Executive Officer, President and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ralph Simpson	Chairman, Founder, Director	October 12, 2012
Ralph Simpson	(CFO)

/s/ Samuel Wolfe	CEO and President	October 12, 2012
Samuel Wolfe	(Director)

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